Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among:

ANGEL HOLDINGS GODO KAISHA,

a company organized under the laws of Japan;

AGL NEVADA CORPORATION,

a Nevada corporation; and

GAMING PARTNERS INTERNATIONAL CORPORATION,

a Nevada corporation

Dated as of November 27, 2018

TABLE OF CONTENTS

Section 1

MERGER TRANSACTION

1.1	Merger of Merger Sub into the Company	6
1.2	Effect of the Merger	6
1.3	Closing; Effective Time	6
1.4	Articles of Incorporation and Bylaws; Directors and Officers	7
1.5	Conversion of Shares	7
1.6	Surrender of Certificates; Stock Transfer Books	8
1.7	Treatment of Company Equity Awards	11
1.8	Further Action	11

Section 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1	Due Organization; Subsidiaries, Etc	12
2.2	Charter Documents	13
2.3	Capitalization, Etc	13
2.4	SEC Filings; Financial Statements	14
2.5	Absence of Changes	16
2.6	Title to Assets	16
2.7	Real Property	17
2.8	Intellectual Property	18
2.9	Contracts	20
2.10	Undisclosed Liabilities	23
2.11	Compliance with Legal Requirements	23
2.12	Gaming Approvals and Licensing Matters	23
2.13	Certain Business Practices	23
2.14	Governmental Authorizations	24
2.15	Tax Matters	25
2.16	Employee Matters; Benefit Plans	26
2.17	Environmental Matters	29
2.18	Insurance	30
2.19	Legal Proceedings; Orders	30
2.20	Authority; Binding Nature of Agreement	31
2.21	Takeover Laws	31
2.22	Non-Contravention; Consents	31
2.23	Opinion of Financial Advisor	32
2.24	Brokers and Other Advisors	32
2.25	Vote Required	32
2.26	Conflict Minerals	33
2.27	No Dissenter’s Rights	33
2.28	Information Supplied	33

Section 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1	Due Organization	33
3.2	Merger Sub	33
3.3	Authority; Binding Nature of Agreement	34
3.4	Non-Contravention; Consents	34
3.5	Disclosure	35
3.6	Absence of Litigation	35
3.7	Sufficiency of Funds	35
3.8	Ownership of Shares	35
3.9	Acknowledgement by Parent and Merger Sub	35
3.10	Brokers and Other Advisors	36
3.11	Limited Guaranty	36
3.12	Information Supplied	36

Section 4

CERTAIN COVENANTS OF THE COMPANY

4.1	Access and Investigation	37
4.2	Operation of the Acquired Companies’ Business	38
4.3	Go-Shop; No Solicitation	42
4.4	Leased Real Property Estoppels	44

Section 5

ADDITIONAL COVENANTS OF THE PARTIES

5.1	Company Board Recommendation	45
5.2	Proxy Statement; Company Stockholder Meeting	47
5.3	Antitrust Laws, Gaming Laws; Filings, Consents and Approvals	48
5.4	Company Equity Awards; Company 401(k) Plan	51
5.5	Indemnification of Officers and Directors	51
5.6	Stockholder Litigation	52
5.7	Additional Agreements	53
5.8	Disclosure	53
5.9	Takeover Laws	53
5.10	Section 16 Matters	54
5.11	Stock Exchange Delisting; Deregistration	54
5.12	NSB Payoff Letter	54
5.13	Employee Matters	55
5.14	Confidentiality	56

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Section 6

CONDITIONS PRECEDENT TO THE MERGER

6.1	Conditions to Obligations of Each Party to Effect the Merger	57
6.2	Additional Conditions to Obligations of Parent and Merger Sub	57
6.3	Additional Conditions to Obligations of the Company	58
6.4	Frustration of Closing Conditions	59

Section 7

TERMINATION

7.1	Termination	59
7.2	Effect of Termination	61
7.3	Expenses; Termination Fee	61

Section 8

MISCELLANEOUS PROVISIONS

8.1	Amendment	64
8.2	Waiver	64
8.3	No Survival of Representations and Warranties	64
8.4	Entire Agreement; Counterparts	64
8.5	Applicable Legal Requirements; Jurisdiction	65
8.6	Assignability	65
8.7	No Third-Party Beneficiaries	65
8.8	Transfer Taxes	66
8.9	Notices	66
8.10	Severability	67
8.11	Obligation of Parent	67
8.12	No License Implied	68
8.13	Construction	68

Exhibits

Exhibit A	Certain Definitions

Annexes

Annex I	Form of Amended and Restated Articles of Incorporation of the Surviving Corporation

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Confidential Company Disclosure Schedule

Schedule	Description

1.6(a)	Paying Agent
1.6(e)	Outstanding Company Options
2.1(b)(i)	Company Investment Entities
2.1(b)(ii)	Company Subsidiaries
2.3(d)	Company Options and Company SARs
2.7(a)	Owned Real Property
2.7(b)	Leased Real Property
2.8(a)(i)	Company-Owned Registered IP
2.8(a)(ii)	Company-Licensed Registered IP
2.8(h)	Data Security
2.8(j)(i)	Open Source Materials
2.8(j)(ii)	Exceptions to Open Source Incorporation
2.9(a)	Material Contracts
2.9(b)	Exceptions to Availability of Material Contracts
2.12	Compliance with Gaming Laws
2.14(b)	Company Gaming Approvals
2.15(c)	Tax Matters
2.16(b)	Collective Bargaining Agreements
2.16(c)	Pending or Threatened Legal Proceedings
2.16(e)	Material Employee Plans
2.16(f)	Special Employee Benefits
2.16(j)	Transaction Bonuses
2.19(a)	Legal Proceedings
2.19(b)	Orders
2.22(a)	Non-Contravention; Consents
4.1(b)(i)	Properties Subject to Sampling
4.2	Operation of the Acquired Companies’ Business
4.2(b)(i)(A)	Dividends
4.2(b)(ix)	Capital Expenditures
5.5(a)	Indemnification of Officers and Directors
6.2(e)	Required Gaming Approvals
6.2(g)	Required Consents

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 27, 2018, by and among: Angel Holdings Godo Kaisha, a company organized under the laws of Japan (“Parent”); AGL Nevada Corporation, a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and Gaming Partners International Corporation, a Nevada corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Parent desires to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Nevada Revised Statutes (as amended from time to time, the “NRS”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent and each outstanding share of Company Common Stock (collectively, the “Shares”), other than the Excluded Shares, being converted into the right to receive the Merger Consideration;

WHEREAS, the Special Transaction Committee of the Board of Directors consisting only of independent directors of the Company (the “Special Committee”) has unanimously recommended to the Board of Directors of the Company (the “Board of Directors”) that the Board of Directors adopt this Agreement, approve the execution, delivery and performance hereof and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors, upon the recommendation of the Special Committee, has unanimously (a) determined that this Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (b) adopted this Agreement and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, in all respects for all purposes under the applicable provisions of the NRS, (c) on the terms and subject to the conditions set forth in this Agreement, unanimously resolved to recommend that its stockholders approve this Agreement for all purposes under the applicable provisions of the NRS; and (d) directed that this Agreement and the transactions contemplated thereby, including the Merger, be submitted for consideration at the Company’s stockholder meeting;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into a Voting Agreement (the “Voting Agreement”) pursuant to which, among other things, such stockholders have agreed to vote to approve this Agreement and to take certain other actions in furtherance of the Merger, in each case upon the terms and subject to the conditions set forth therein, and the Board of Directors has approved the Voting Agreement for all purposes under any and all applicable Takeover Laws; and

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WHEREAS, each of Parent, Merger Sub and the Company desires to make certain representations, warranties, covenants and agreements and also to prescribe various conditions to the Merger herein.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows:

Section 1

MERGER TRANSACTION

1.1        Merger of Merger Sub into the Company. Upon the terms and subject to the conditions of this Agreement, and in accordance with the NRS, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of Merger Sub and the Company in accordance with the NRS.

1.2        Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3        Closing; Effective Time.

(a)       Unless this Agreement shall have been terminated pursuant to Section 7, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 390 Madison Ave., New York, NY 10017, on the date that is as soon as reasonably practicable, and in no event later than the third business day following the day on which the last to be satisfied or waived of each of the conditions set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, or at such other place and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”).

(b)       Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file or cause to be filed articles of merger with the Nevada Secretary of State with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the NRS, and the Parties shall take all such further actions as may be required by applicable Legal Requirements to make the Merger effective. The Merger shall become effective upon the date and time of the filing of those articles of merger with the Nevada Secretary of State or such later date and time as is agreed upon in writing by the Parties and specified in the articles of merger in accordance with the NRS (such date and time, the “Effective Time”).

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1.4        Articles of Incorporation and Bylaws; Directors and Officers.

(a)       As of the Effective Time, the articles of incorporation of the Company shall by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex I (as the same may be amended or supplemented from time to time by mutual agreement of the Parties prior to the Company Stockholder Meeting) and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 5.5(a).

(b)       As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to conform in substance to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 5.5(a), and all references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.

(c)       As of the Effective Time, (i) the directors of the Surviving Corporation shall be the individuals who are the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, and (ii) the officers of the Surviving Corporation shall be the individuals who are the officers of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(d)       The Company shall prepare and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of (i) the resignation from office as a director and/or officer of the Company and each Subsidiary of the Company of those individuals specified by Parent prior to the Effective Time and, in each case, effective at the Effective Time (which resignation shall also contain a release of liabilities reasonably satisfactory to Parent), and (ii) the taking of all such actions (including the adoption of any necessary resolutions by the Board of Directors) as may be necessary to effect as of the Effective Time the actions set forth in Section 1.4(c) and this Section 1.4(d). The Company and Parent agree that any such resignation as an officer does not in and of itself terminate any employment relationship of any such individual with the Company.

1.5        Conversion of Shares.

(a)       At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any capital stock or other securities of the Company:

(i)       any Shares owned immediately prior to the Effective Time by the Company (or held in the Company’s treasury), Parent, Merger Sub or any of their respective direct or indirect wholly owned subsidiaries (the “Excluded Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

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(ii)       except as provided in clause (i) above and subject to Section 1.5(b), each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $13.75 in cash (the “Merger Consideration”), in each case without any interest thereon and subject to any withholding of Taxes in accordance with Section 1.6(e); and

(iii)      each share of the common stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of the common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(iv)      From and after the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Shares shall cease to have any rights with respect thereto, except in the case of Shares that are converted into the right to receive the Merger Consideration therefor pursuant to Section 1.5(a)(ii) upon the surrender of such shares of Company Common Stock in accordance with Section 1.6.

(b)       If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

1.6        Surrender of Certificates; Stock Transfer Books.

(a)       Prior to the Effective Time, Parent shall designate the bank or trust company set forth on Section 1.6(a) of the Company Disclosure Schedule or such other bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”), pursuant to an agreement reasonably acceptable to the Company (the “Paying Agent Agreement”), for the holders of Shares to receive the aggregate Merger Consideration to which holders of such Shares shall become entitled pursuant to Section 1.5. On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 1.5 and the aggregate Option Merger Consideration payable pursuant to Section 1.7(a) with respect to Non-Withholding Options (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Merger Consideration and the aggregate Option Merger Consideration (with respect to Non-Withholding Options) in the Merger, except as expressly provided for in this Agreement. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America. Any interest or income produced by such investments will be payable to Merger Sub, Parent or the Surviving Corporation, as Parent directs.

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(b)       Promptly after the Effective Time (but in no event later than five (5) business days thereafter), Parent or the Surviving Corporation shall cause the Paying Agent to mail or otherwise disseminate to each Person who was, immediately prior to the Effective Time, a holder of record of (i) Shares represented by a certificate evidencing such Shares (the “Certificates”), (ii) Book-Entry Shares or (iii) Non-Withholding Options, who, in each case was entitled to receive the Merger Consideration pursuant to Section 1.5 or the Option Merger Consideration pursuant to Section 1.7(a), (A) a form (or forms) of letter of transmittal which shall be in reasonable and customary form(s) reasonably acceptable to the Company and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.6(f), if applicable) to the Paying Agent, or a customary agent’s message in respect to Book-Entry Shares; and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration issuable and payable in respect of such Shares pursuant to Section 1.5. Upon surrender to the Paying Agent of Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.6(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Paying Agent shall pay, in accordance with the Paying Agent Agreement, to such holder after such surrender, the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. None of Parent, Merger Sub and the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 1.6(b) under any circumstance. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 1.6, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 1.5.

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(c)       At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (with respect to the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.5 and with respect the aggregate Option Merger Consideration to which holders of Non-Withholding Options shall become entitled pursuant to Section 1.7(a)) which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares or to holders of Non-Withholding Options (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them, or with respect to the Option Merger Consideration that may be payable to such holders of Non-Withholding Options, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share, or any holder of a Non-Withholding Option for the Option Merger Consideration delivered in respect of such Non-Withholding Option, to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d)       At the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed, and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e)       Each of the Company, the Surviving Corporation, Parent and Merger Sub, and their Affiliates, shall be entitled to deduct and withhold (or cause the Paying Agent or its payroll agent to deduct and withhold) from any amounts payable pursuant to this Agreement, such amounts as are required to be deducted and withheld under any Legal Requirement with respect to Taxes. Any amounts that are so deducted and withheld and remitted to the appropriate Governmental Body, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. All Outstanding Company Options that are not Non-Withholding Options are listed on Section 1.6(e) of the Company Disclosure Schedule.

(f)       If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by that Certificate, or by a representative of that holder, claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 1.

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1.7        Treatment of Company Equity Awards.

(a)       At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time (whether or not then vested or exercisable) (an “Outstanding Company Option”) shall be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof the holder of each such Outstanding Company Option shall be granted the right to receive, in respect of each share of Company Common Stock subject to such Outstanding Company Option immediately prior to such cancellation, an amount in cash equal to the excess of (i) the Merger Consideration, over (ii) the exercise price per share of Company Common Stock subject to such Outstanding Company Option (it being understood that, if the exercise price payable in respect of a share of Company Common Stock subject to any such Outstanding Company Option equals or exceeds the Merger Consideration, then the amount payable under this Section 1.7(a) with respect to such Outstanding Company Option shall be zero), without interest and less any amounts entitled to be deducted or withheld pursuant to Section 1.6(e) (the “Option Merger Consideration”). Each holder of an Outstanding Company Option cancelled as provided in this Section 1.7(a) shall cease to have any rights with respect thereto, except the right to receive the Option Merger Consideration (if any) specified in this Section 1.7(a). For the avoidance of doubt, no Company Option shall be assumed by Parent or continued as of or following the Effective Time.

(b)       At the Effective Time, each Company SAR that is outstanding and unexercised immediately prior to the Effective Time (whether or not then vested or exercisable) (an “Outstanding Company SAR”) shall be cancelled, terminated and extinguished as of the Effective Time, in exchange for no consideration. Each holder of an Outstanding Company SAR cancelled as provided in this Section 1.7(b) shall cease to have any rights with respect thereto. For the avoidance of doubt, no Company SAR shall be assumed by Parent or continued as of or following the Effective Time.

(c)       On or prior to the Closing Date, Parent shall deposit with the Surviving Corporation (with respect to all Outstanding Company Options other than the Non-Withholding Options) and/or the Paying Agent (with respect to the Non-Withholding Options) cash sufficient to pay the aggregate Option Merger Consideration payable pursuant to Section 1.7(a), and shall cause to be paid: (i) through Parent’s or the Surviving Corporation’s standard payroll practices, to each holder of an Outstanding Company Option (other than any Outstanding Company Option with respect to which the Company has no Tax withholding obligations (a “Non-Withholding Option”)), the Option Merger Consideration to which such holder shall become entitled pursuant to Section 1.7(a); and (ii) by the Paying Agent, to each holder of a Non-Withholding Option who delivers a duly completed and executed letter of transmittal to the Paying Agent, the Option Merger Consideration to which such holder shall become entitled pursuant to Section 1.7(a).

1.8        Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes and intent of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent are hereby fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

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Section 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to (a) exceptions and disclosures set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2; (b) any exception or disclosure set forth in any other section or subsection of the Company Disclosure Schedule to the extent it is reasonably apparent from such disclosure that such exception or disclosure is applicable to qualify such representation and warranty; and (c) any disclosure in the Company SEC Documents filed since January 1, 2017 and publicly available prior to the date of this Agreement (other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other general cautionary or forward-looking statements in any other sections of such Company SEC Documents); provided that this clause (c) shall not be applicable to Section 2.3(a), Section 2.3(c) and Section 2.20):

2.1        Due Organization; Subsidiaries, Etc.

(a)       The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each Acquired Company (other than the Company) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of organization. Each Acquired Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each Acquired Company is duly qualified or licensed to do business as a foreign corporation, and is in good standing in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)       The Company, directly or indirectly, owns beneficially and of record all of the equity interests of the Company’s Subsidiaries, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws. Section 2.1(b)(i) of the Company Disclosure Schedule sets forth, for each Company Investment Entity: (i) the number and type of any capital stock of, or other equity or voting interests in, such Company Investment Entity that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Company Investment Entity that, as of the date hereof, are owned, directly or indirectly, by the Company. Except for the equity interests of the Company’s Subsidiaries and the Company Investment Entities, no Acquired Company owns, directly or indirectly, any capital stock or equity interests in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or equity interests of any Entity. All of the issued and outstanding capital stock or equivalent equity interests of each of the Company’s Subsidiaries and the Company Investment Entities that is owned directly or indirectly by the Company are duly authorized and validly issued and are fully paid (to the extent required under the applicable governing documents) and nonassessable. Section 2.1(b)(ii) of the Company Disclosure Schedule sets forth an accurate and complete list of the Company’s Subsidiaries as of the date of this Agreement and their jurisdictions of incorporation or formation, as applicable.

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2.2        Charter Documents. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the articles of incorporation and bylaws of the Company, including all amendments thereto, as in effect on the date hereof, and the charter and organizational documents of each other Acquired Company, in each case as amended to the date of this Agreement. Each Acquired Company is in compliance in all material respects with the provisions of its charter, bylaws and other charter and organizational documents. Since January 1, 2017, there has been no violation of any of the provisions of each of the Acquired Company’s certificate of incorporation, bylaws and other charter and organizational documents and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Company’s stockholders or board of directors (or other similar body) or any committee of the board of directors (or other similar body) of such Acquired Company.

2.3        Capitalization, Etc.

(a)       The authorized capital stock of the Company consists of: (i) 30,000,000 shares of Company Common Stock, of which (x) 8,045,968 Shares had been issued and were outstanding as of the date hereof (not including Shares held in treasury) and (y) 290,983 Shares had been issued and were held by the Company in its treasury as of the date hereof; and (ii) 10,000,000 shares of Company Preferred Stock, of which no shares have been designated or issued and of which no shares are outstanding. All of the issued and outstanding Shares are duly authorized and validly issued and are fully paid and nonassessable.

(b)       None of the outstanding equity interests of the Acquired Companies are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, or are subject to any right of first refusal in favor of any Acquired Company. There are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Company having a right to vote on any matters on which the holders of equity interests of the Acquired Companies have a right to vote. None of the Acquired Companies is a party to any Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any equity interests of the Acquired Companies. No Acquired Company is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding equity interests of the Acquired Companies. The Shares constitute the only outstanding class of securities of the Company registered under the Securities Act.

(c)       As of the date hereof, 271,876 Shares were subject to issuance pursuant to outstanding Company Options (and each such Company Option includes a tandem, cash-settled Company SAR with respect to the same number of shares, where the Company SAR is automatically terminated if the Company Option is exercised and the Company Option is automatically terminated if the Company SAR is exercised).

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(d)       Section 2.3(d) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of (i) the name of each holder of Company Options and Company SARs, (ii) the number of outstanding Company Options and Company SARs held by such holder, (iii) the grant date of each such Company Option and Company SAR, (iv) the exercise price of each such Company Option and Company SAR, (v) the expiration date of each Company Option and Company SAR, (vi) the vesting schedule of each Company Option and Company SAR, and (vii) the Company Equity Plan or other Contract pursuant to which each such Company Option and Company SAR was granted. Except as set forth in this Section 2.3, on Section 2.3(d) of the Company Disclosure Schedule and those Company Options and Company SARs issued after the date hereof as expressly permitted by Section 4.2(b)(iii) and any Shares issued upon exercise of Company Options or Company SARs outstanding as of the date hereof, there are no: (i) outstanding shares of capital stock of or other securities of any Acquired Company; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any Acquired Company, in each case other than derivative securities not issued by an Acquired Company; (iii) issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any Acquired Company; (iv) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Company, in each case other than convertible or exchangeable securities not issued by an Acquired Company; (v) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (vi) voting trusts or other Contracts to which the Company is a party with respect to the voting of capital stock of the Company.

2.4        SEC Filings; Financial Statements.

(a)       Since January 1, 2017, the Company has filed or furnished with the SEC all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company under the Securities Act and the Exchange Act (as supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended or supplemented prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment or supplement (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2001, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b)       The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes and to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(c)       The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2017, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective. To the knowledge of the Company, since January 1, 2018, the Company has not identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (2) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(d)       The Company maintains, and has since January 1, 2017 maintained, disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ.

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(e)       The Company is not a party to, nor does it have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Documents.

(f)       As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. As of the date hereof, to the knowledge of the Company, neither the Company nor its Representatives have received written notice that any Company SEC Documents are the subject of ongoing SEC review or that there are inquiries or investigations by the SEC pending or threatened regarding any accounting practices of the Company.

2.5        Absence of Changes. Except as expressly contemplated by this Agreement, from December 31, 2017 through the date of this Agreement:

(a)     there has not occurred any Event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect; and

(b)     (i) the Acquired Companies have operated in all material respects in the ordinary course of business and (ii) no Acquired Company has:

(1)       established a record date for, declared, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock (including the Shares);

(2)       split, combined, subdivided or reclassified any Shares or other equity interests; or

(3)       lent money or made capital contributions or advances to or made investments in, any Person other than a Subsidiary (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with the Company’s policies related thereto).

2.6        Title to Assets. Each Acquired Company has good and valid title to all material assets owned by it as of the date of this Agreement, and such assets are, in all material respects, sufficient to carry on the business of the Acquired Companies as currently conducted. All of said material assets are owned by the Acquired Companies free and clear of any Encumbrances (other than Permitted Encumbrances).

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2.7        Real Property.

(a)       Section 2.7(a) of the Company Disclosure Schedule sets forth the address of each property that is owned by any of the Acquired Companies (the “Owned Real Property”) Except as set forth in Section 2.7(a) of the Company Disclosure Schedule, with respect to each Owned Real Property: (i) the Acquired Company party has a valid fee simple estate in such Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances, (ii) the Acquired Companies have not assigned, subleased, transferred, conveyed, licensed, encumbered or otherwise granted to any Person rights to use, enjoy or occupy any portion of the Owned Real Property, (iii) to the knowledge of the Company, there is no pending or threatened condemnation or similar proceeding affecting the Owned Real Property, and (vi) all facilities located on the Owned Real Property have received all approvals of Governmental Bodies required in connection with the operation thereof and have been maintained in accordance with applicable Legal Requirements.

(b)       Section 2.7(b) of the Company Disclosure Schedule sets forth the address of each real property that is leased, licensed, used or occupied by the Acquired Companies (whether as lessee, sublessee, licensee or otherwise) (the “Leased Real Property” and together with the Owned Real Property the “Company Real Property”) and a complete and correct list of all leases and subleases therefor (each, a “Real Property Lease”). The Company has made available to Parent a correct and complete copy of each Real Property Lease (including all amendments thereto and any related subordination and/or nondisturbance agreements to which the any Acquired Company is a party). Except as set forth in Section 2.7(b) of the Company Disclosure Schedule, with respect to each Leased Real Property: (i) the Acquired Company party has a valid leasehold estate in such Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances, (ii) the Acquired Companies have not assigned, subleased, transferred, conveyed, licensed, encumbered or otherwise granted to any Person rights to use, enjoy or occupy any portion of the Leased Real Property, (iii) each Real Property Lease is binding, enforceable and in full force and effect, (iv) no Acquired Company party thereto, nor, to the knowledge of the Company, any other party to such Real Property Lease, has breached such Real Property Lease, and there is not any condition or event which, with notice or lapse of time or both, would constitute a default under the provisions of such Real Property Lease by the Acquired Company party thereto, nor to the knowledge of the Company, any other party to such Real Property Lease, (v) to the knowledge of the Company, there is no pending or threatened condemnation or similar proceeding affecting the Leased Real Property subject to such Real Property Lease, and (vi) all facilities located on the Leased Real Property have received all approvals of Governmental Bodies required in connection with the operation thereof and have been maintained in accordance with applicable Legal Requirements.

(c)       The Company Real Property and the operation thereof by the Acquired Companies complies in all material respects with all applicable Legal Requirements and any restrictive covenant or other Encumbrance binding against such Company Real Property. The Acquired Companies have not received any written notice from any Governmental Body of any violations of any Legal Requirement affecting any portion of the Company Real Property.

(d)       The Company Real Property comprises all of the real property used in the business of each Acquired Company.

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(e)       With respect to Owned Real Property located in the United States, the applicable Acquired Company’s fee simple to each Owned Real Property is insured pursuant to a title insurance policy duly issued by a national title insurance company and each such title insurance policy is valid, in full force and effect and no written claim has been made thereunder (and to the knowledge of the Company, no fact or circumstances exist or have occurred which would be reasonably likely to result in a material claim thereunder) and will remain in full force and effect following the Closing in accordance with its terms. With respect to such Owned Real Property, the Company made available to Purchaser the most current policies of title insurance with respect to each Owned Real Property and the most recent survey of each of the Owned Real Properties in the Company’s possession.

2.8        Intellectual Property; Privacy and Data Security.

(a)       Section 2.8(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all United States and foreign: (A) issued Patents and Patent applications; (B) Trademark registrations and Trademark applications; (C) Copyright registrations and Copyright applications, and (D) Domain Name registrations, in each case, that are Company-Owned IP (such Intellectual Property, the “Company-Owned Registered IP”) and Section 2.8(a)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all United States and foreign: (A) issued Patents and Patent applications; (B) Trademark registrations and Trademark applications; and (C) Copyright registrations and Copyright applications, and (D) Domain Name registrations, in each case, that are Company-Licensed IP (such Intellectual Property, the “Company-Licensed Registered IP”). All Company-Owned Registered IP and, to the knowledge of the Company, Company-Licensed Registered IP in effect and subsisting and, to the knowledge of the Company, other than any pending applications therefor, are valid and enforceable. All necessary registration, maintenance and renewal fees currently due in connection with Company-Owned Registered IP have been made and all necessary documents, recordations and certificates in connection with Company-Owned Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Intellectual Property Registrations in the name of an Acquired Company.

(b)       There are no orders, writs, injunctions, judgments, rulings or decrees of, or settlements with, any Governmental Body to which any Acquired Company is subject adversely affecting the validity, transferability, scope, use, registrability or enforceability of any (i) Company-Owned IP and (ii) to the knowledge of the Company, Company-Licensed IP.

(c)       No Legal Proceeding (including any interference, opposition, reissue, reexamination, International Trade Commission investigation and similar proceedings) or other claim is (or has since January 1, 2016 been) pending or, to the knowledge of the Company, threatened in writing, by any Person challenging the claim construction, validity, enforceability, priority, inventorship or ownership of any Company-Owned IP or, to the knowledge of the Company, Company-Licensed IP (other than, in each case, challenges issued by the applicable registration authority in connection with the prosecution of pending applications for registration of such Intellectual Property). No Acquired Company has received any written communication alleging or suggesting any of the foregoing. No Legal Proceeding or other claim is (or has since January 1, 2016 been) (i) pending, or threatened in writing, by any Person alleging that any Acquired Company is infringing, misappropriating or otherwise violating the Intellectual Property of such Person; or (ii) pending, or threatened in writing, by any Acquired Company that any Person is infringing, misappropriating or otherwise violating any Company IP and no claim, notice or assertion has been issued or threatened by any Acquired Company alleging the same.

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(d)       The conduct of the business of the Acquired Companies as currently conducted and as currently planned to be conducted does not and will not infringe, misappropriate or otherwise violate the Intellectual Property of any Person in any respect. To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company-Owned IP or Company-Licensed IP in any respect.

(e)       The Acquired Companies own and have good and exclusive title to (in each case, free from all Encumbrances other than Permitted Encumbrances) all of the Company-Owned IP. The Acquired Companies each have licenses to or other rights to use Company-Licensed IP and other Intellectual Property used in the conduct of the business of the Acquired Companies as currently conducted and as currently planned to be conducted, pursuant to valid and enforceable written agreements; provided, however, that this Section 2.8(e) is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property. No Person other than an Acquired Company has ownership rights or license rights granted by any Acquired Company to improvements made by or for any Acquired Company in any Acquired Company product or service. No Acquired Company has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company IP, to any other Person, or (ii) permitted any Acquired Company’s rights in any material Company-Owned IP that is at present in use by any Acquired Company to lapse or enter the public domain. All Company-Owned IP will be fully transferable, alienable or licensable by Parent without restriction and without payment of any kind to any Person.

(f)       The Acquired Companies have taken commercially reasonable measures to protect the confidentiality of Trade Secrets constituting Company IP, including by using commercially reasonable efforts to cause each employee and contractor who has contributed to the development of Company-Owned IP to execute an agreement in the Acquired Companies’ standard form as provided to Parent that imposes on such employee or contractor an obligation to maintain the confidentiality of such Trade Secrets and confidential information. To the Company’s knowledge, since January 1, 2016, no Trade Secret constituting Company-Owned IP has been disclosed or accessed by any Person in a manner that has resulted in the loss of trade secret or other rights of any Acquired Company thereto or therein.

(g)       The Acquired Companies have adopted, and are and have been in compliance with, commercially reasonable policies and procedures that apply to the Acquired Companies with respect to privacy, data protection, processing, security and the collection and use of Personal Information gathered or accessed in the course of the operations of the Acquired Companies.

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(h)       The Acquired Companies have sufficient rights to use all of the IT Systems currently used or held for use by the Acquired Companies in the conduct of their respective businesses as currently conducted and as currently contemplated to be conducted, all of which rights shall survive unchanged the consummation of Transactions. The IT Systems operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of the respective businesses of the Acquired Companies. The IT Systems have not materially malfunctioned or failed during the two (2)-year period preceding date hereof. There has been no material security breach of any IT Systems or material unauthorized access, use, acquisition or disclosure of any Personal Information owned, used, maintained, received, or controlled by or on behalf of any Acquired Company, including any unauthorized access, use or disclosure of Personal Information that would constitute a breach for which notification to individuals and/or Governmental Bodies is required under any applicable Information Privacy and Security Laws or Contracts to which the Company or any of its Subsidiaries is a party. The Acquired Companies have taken commercially reasonable actions to protect the security and integrity of their IT Systems.

(i)       The consummation of the Transactions will not (i) result in the restriction, limitation, invalidity, loss or impairment of or payment of any additional amounts with respect to any Company IP, (ii) require the consent of any other Person in respect of, any Acquired Company’s right to own or use any Company IP, nor (iii) grant or require any Acquired Company to grant to any Person any rights with respect to any Company-Owned IP.

(j)       All use and distribution of the Acquired Companies products and services by or through any Acquired Company is in material compliance with all Open Source Licenses applicable thereto, including all copyright notice, license notice and attribution requirements, and all requirements to offer access to corresponding source code. Section 2.8(j)(i) of the Company Disclosure Schedule lists all Open Source Materials (including release number, if any) used by any Acquired Company in any of their respective products or services, or in development or testing thereof. Except as set forth in Section 2.8(j)(ii) of the Company Disclosure Schedule, the Acquired Companies have not: (A) incorporated Open Source Materials into, or combined Open Source Materials with, any of their respective products or services; or (B) distributed Open Source Materials in conjunction with or for use with any of their respective products or services. The Acquired Companies have not used Copyleft Materials in a manner that requires any of their respective products or services, or any portion thereof, to be subject to any Copyleft License.

(k)       No source code of any Software owned or controlled by any Acquired Company has been licensed or otherwise provided to any third Person.

2.9        Contracts.

(a)       Section 2.9(a) of the Company Disclosure Schedule identifies each Contract to which any Acquired Company is a party, or by which it is bound, that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following to which any Acquired Company is a party or by which it is bound as of the date of this Agreement constitutes a “Material Contract”:

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(i)          any Contract that is a settlement, conciliation or similar agreement pursuant to which (A) an Acquired Company will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on such Acquired Company’s conduct;

(ii)         any Contract, including any purchase order or manufacturing, supply or distribution agreement, that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to any Acquired Company in an amount having an expected value in excess of $1,500,000 annually or in excess of $3,000,000 in the aggregate (other than any Contract related to the purchase of paper or other raw materials so long as such Contracts for paper or other raw materials do not provide for the purchase of inventory in excess of six (6) months’ supply);

(iii)        any Contract that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to any Acquired Company in an amount having an expected value in excess of $1,500,000 in the aggregate and which cannot be cancelled without penalty by any Acquired Company upon notice of one hundred twenty (120) days or less;

(iv)       any Contract relating to Indebtedness in excess of $50,000 (whether incurred, assumed, guaranteed or secured by any asset) of any Acquired Company;

(v)        any Contract with any Person (A) constituting a joint venture, partnership, Intellectual Property development, product commercialization, collaboration or similar profit-sharing arrangement; (B) pursuant to which any Acquired Company is or may be required to pay milestones, royalties or other contingent payments; or (C) under which any Acquired Company grants to any Person any right of first refusal, right of first negotiation or similar rights;

(vi)       any Contract that by its express terms (A) requires an Acquired Company, or any successor to, or acquirer of, an Acquired Company, to make any payment to another Person as a result of or in connection with a change of control of any Acquired Company (a “Change-of-Control Payment”) or (B) gives another Person a right to (x) receive or elect to receive a Change-of-Control Payment, or (y) terminate or modify in any material respect the terms of a Contract, as a result of a change of control of any Acquired Company;

(vii)      any Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of an Acquired Company, the pledging of the capital stock or other equity interests of an Acquired Company or the issuance of any guaranty by an Acquired Company;

(viii)     any Contract pursuant to which (1) a third party has assigned, licensed, or granted any right or license with respect to any material Intellectual Property to an Acquired Company, or (2) any Acquired Company assigned, licensed, or granted to a third party, any license or other rights with respect to material Intellectual Property (each, an “IP Contract”);

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(ix)        any Contract that (A) materially limits the freedom or right of any Acquired Company (or which, following the consummation of the Merger could materially restrict or purports to materially restrict the ability of the Surviving Corporation or Parent or any of their respective Affiliates) to engage in any line of business or to compete with any other Person in any location or line of business; (B) contains any “most favored nations” terms and conditions (including with respect to pricing) granted by any Acquired Company; (C) contains exclusivity obligations or restrictions or otherwise materially limits the freedom or right of any Acquired Company or its Affiliates to research, develop, sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person; or (D) is a purchase, sale or supply contract that contains volume requirements or commitments, “take-or-pay” provisions, exclusive or preferred purchasing arrangements or promotional requirements;

(x)         any acquisition or divestiture Contract that contains continuing representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations);

(xi)        any Contract that relates to any swap, forward, futures or other similar derivative transaction;

(xii)       any Contract with any Governmental Body (other than a Contract for the sale of any Company Products to a Governmental Body in the ordinary course of business);

(xiii)      any Real Property Lease with payments in excess of $50,000 annually or with a term of five (5) years or more;

(xiv)      except as set forth in Section 2.9(a)(xiv) of the Company Disclosure Schedule, any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

(xv)       any Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), Person holding 5% or more of the Shares, or, to the knowledge of the Company, any Affiliate (other than the Company) or immediate family member of any of the foregoing, other than any Contract with Parent or any of its Affiliates.

(b)         Except as set forth in Section 2.9(b) of the Company Disclosure Schedule, as of the date of this Agreement, the Company has either delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of each Material Contract or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. No Acquired Company nor, to the knowledge of the Company, the other party is in material breach of, or material default under, any Material Contract, and no Acquired Company, or to the knowledge of the Company, any other party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract or give the other party to any Material Contract the right to terminate or modify in any material respect the terms of such Material Contract. Each Material Contract is, with respect to the Acquired Companies and, to the knowledge of the Company, the other party, a valid and binding agreement in full force and effect, enforceable in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. Since January 1, 2017, the Acquired Companies have not received any written notice regarding any material violation or breach or default under any Material Contract that has not since been cured.

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2.10      Undisclosed Liabilities. The Acquired Companies do not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for: (a) liabilities reflected or reserved against in the financial statements or notes thereto included in the Company SEC Documents filed prior to the date of this Agreement; (b) liabilities or obligations incurred pursuant to the terms of this Agreement; (c) liabilities for performance of obligations under Contracts binding upon the Acquired Companies (other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business consistent with past practice; (d) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017; and (e) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.11      Compliance with Legal Requirements. The Acquired Companies are, and since January 1, 2016 have been, in compliance in all material respects with all applicable Legal Requirements (other than Gaming Laws) and, since January 1, 2016, none of the Acquired Companies has been given written notice of, or been charged with, any material violation of, any applicable Legal Requirement (other than Gaming Laws).

2.12      Gaming Approvals and Licensing Matters. During the five (5) years prior to the date of this Agreement, no Acquired Company or any of its officers, directors managers, members, stockholders or, to the knowledge of the Company, other Affiliates of the Company has been denied or has abandoned or withdrawn an application for a Gaming Approval by any Gaming Authority, or had any Gaming Approval revoked, suspended, denied or adversely conditioned. The Acquired Companies are, and since January 1, 2015 have been, in compliance in all material respects with all applicable Gaming Laws and, except as set forth in Section 2.12 of the Company Disclosure Schedule, since January 1, 2015, none of the Acquired Companies have been given written notice of, or been charged with, any violation of, any Gaming Laws resulting in a fine in excess of $10,000.

2.13      Certain Business Practices.

(a)       No Acquired Company nor, to the knowledge of the Company, any of its employees, Representatives or agents, has (i) used any material funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws or any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect. No Acquired Company has received any written communication that alleges any of the foregoing.

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(b)       The Acquired Companies are, and at all times during the past five (5) years have been, in compliance with all applicable customs, import and export control and economic sanctions laws, regulations and executive orders of the United States, the United Nations Security Council, the European Union, the United Kingdom, Mexico, the Macau Special Administrative Region of the People’s Republic of China and, to the knowledge of the Company, each other country in which any Acquired Company conducts business (each, a “Sanctions and Export Authority”). None of the Acquired Companies, or any of its officers, directors, employees or, to the knowledge of the Company, its agents or representatives, (i) has been or is designated on any economic or financial sanctions list maintained by any Sanctions and Export Authority, including the U.S. Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons, Sectoral Sanctions Identification List, or Foreign Sanctions Evader List, or any other similar list maintained by any other applicable Sanctions and Export Authority, (ii) has participated in the past five (5) years in any transaction involving, directly or indirectly, such a designated person or entity, or involving any country or territory that is subject to comprehensive territorial sanctions administered by any applicable Sanctions and Export Authority, or (iii) has maintained at any time in the past five (5) years or maintains any offices, branches, operations, assets, investments, employees or agents in any country or territory that is subject to comprehensive territorial sanctions administered by any applicable Sanctions and Export Authority, including Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine.

(c)       Each Acquired Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Acquired Companies and their respective directors, officers, employees and agents with Anti-Corruption Laws, anti-money laundering laws or any rules or regulations promulgated thereunder, and all applicable customs, import and export control and economic sanctions laws, regulations, and executive orders of all applicable Governmental Bodies, including applicable Sanctions and Export Authorities.

2.14      Governmental Authorizations.

(a)       The Acquired Companies hold all material Governmental Authorizations necessary to enable the Acquired Companies to own, lease and operate their properties and assets and to carry on and conduct their business in the manner in which such business is currently being conducted. Such material Governmental Authorizations held by the Acquired Companies are valid and in full force and effect. The Acquired Companies are in compliance in all material respects with the terms and requirements of such Governmental Authorizations. No suspension, revocation, cancellation or denial of any such Governmental Authorization is pending or threatened in writing.

(b)       Section 2.14(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all Gaming Approvals held by the Acquired Companies.

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2.15      Tax Matters.

(a)       (i) Each of the Tax Returns required to be filed by or on behalf of an Acquired Company (the “Company Returns”) have been timely filed (taking into account any extensions of time to file), have been prepared in accordance with all applicable Legal Requirements and are accurate and complete in all material respects, and (ii) all Taxes required to be paid or withheld by an Acquired Company (whether or not shown on the Company Returns) have been paid or withheld and timely paid to the relevant Governmental Body.

(b)       The most recent balance sheet included in the Company SEC Documents filed prior to the date of this Agreement reflects adequate accruals and reserves for all liabilities of the Company for Taxes with respect to all periods through the date thereof in accordance with GAAP, other than any Taxes the non-payment of which would not have a Material Adverse Effect. Each Acquired Company has established, in the ordinary course of business consistent with past practice, reserves adequate for the payment of all material unpaid Taxes accrued by such Acquired Company since the date of such balance sheet.

(c)       Except as set forth in Section 2.15(c) of the Company Disclosure Schedule, to the Company’s knowledge, as of the date of this Agreement, (i) there are no current examinations or audits of any Company Return in progress involving material Taxes; and (ii) no written claim has been received by any Acquired Company from any Governmental Body in any jurisdiction where each Acquired Company, as applicable, does not file Tax Returns that such Acquired Company is or may be subject to Taxes in that jurisdiction. The Acquired Companies have delivered or made available to Parent or Parent’s Representatives accurate and complete copies of all audit reports and similar documents (to which the Acquired Companies have access) relating to Company Returns for taxable years with respect to which the applicable statute of limitations has not expired which have been requested by Parent. As of the date of this Agreement, no extension or waiver of the statute of limitations period applicable to any of the Company Returns has been granted and is currently in effect.

(d)       As of the date of this Agreement, to the knowledge of the Company, no Legal Proceeding involving the IRS or any other Governmental Body is pending or has been threatened in writing against or with respect to any Acquired Company in respect of any Tax, and no Tax deficiency has been asserted in writing as a result of any audit or examination by any Governmental Body that has not been paid or accrued for or is not being contested in good faith and in accordance with applicable Legal Requirements.

(e)       No Acquired Company (i) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or another Acquired Company), and (ii) has any material liability for the Taxes of any other Person (other than the Acquired Companies) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law), or as a transferee or successor or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice).

(f)       During the two (2)-year period ending on the date hereof, none of the Acquired Companies has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

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(g)       No Acquired Company has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h)       The Acquired Companies will not be required to include any item of income in, or exclude any item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law); or (vi) election under Section 108(i) of the Code made prior to the Closing.

(i)       No Acquired Company is party to or bound by any Tax allocation or Tax sharing agreement with any Person, other than any agreement not primarily related to Taxes and entered into in the ordinary course of business.

(j)       There are no material liens or other Encumbrances with respect to Taxes upon any of the assets or properties of any Acquired Company, other than Permitted Encumbrances.

2.16      Employee Matters; Benefit Plans.

(a)       Except as required by applicable Legal Requirements, the employment of each of the Company’s U.S. employees is terminable by the Company at will.

(b)       Except as set forth in Section 2.16(b) of the Company Disclosure Schedule, no Acquired Company is party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization representing any of its employees. Except as set forth in Section 2.16(b) of the Company Disclosure Schedule, there is no pending or threatened, nor has there been since January 1, 2016, any, strike, lockout, walkout, work stoppage, slow down, dispute or other union organizing activity, by any employees of the Acquired Companies with respect to their employment with any Acquired Company.

(c)       Since January 1, 2016, each Acquired Company has complied in all material respects with all applicable Legal Requirements and laws related to labor relations, employment and employment practices, including tax withholding, equal employment opportunity, discrimination, harassment, retaliation, immigration status, disability rights or benefits, applicant and employee background checking, the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state or local laws (collectively, “WARN”), equal pay, family and medical leave and other leaves of absence, worker classification, independent contractor arrangements, terms and conditions of employment, workers’ compensation, wages, hours of work and occupational safety and health. Except as set forth in Section 2.16(c) of the Company Disclosure Schedule, there are, and since January 1, 2016 there have been, no Legal Proceedings pending or threatened in writing against any Acquired Company relating to its labor and employment practices or any current or past director, officer or employee of any Acquired Company.

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(d)       There has been no “mass layoff”, “plant closing” or any other event that triggered WARN, or any early retirement, separation or exit incentive program, in each case affecting any employees of the Acquired Companies, since January 1, 2017, nor has any Acquired Company announced any such action or program for the future. Each independent contractor of Acquired Companies is properly classified as an independent contractor under any applicable Legal Requirements and each exempt and non-exempt employee is properly characterized as such under the applicable Legal Requirements of all jurisdictions in which the Acquired Companies maintain employment relationships.

(e)       Section 2.16(e) of the Company Disclosure Schedule sets forth an accurate and complete list of all material Employee Plans. Section 2.16(e) of the Company Disclosure Schedule separately identifies, by country, the Employee Plans that provide benefits to Company Associates that are employed or providing services outside of the United States (the “Foreign Plans”). The Company does not have any formal plan or commitment to create any additional Employee Plans or to modify, change or terminate any existing Employee Plan. The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement, with respect to each material Employee Plan, accurate and complete copies of, as applicable: (i) all plan documents and all amendments, riders and schedules thereto, and all related trust, insurance, annuity or other funding documents and all amendments, riders and schedules thereto, and in the case of unwritten Employee Plans, written descriptions thereof; (ii) all determination letters or opinion letters issued by the IRS or the United States Department of Labor (“DOL”); (iii) the most recent annual actuarial valuation, if any; (iv) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto); (v) the most recent summary plan description and any summaries of material modifications thereto; (vi) the most recent compliance and nondiscrimination tests required to be performed under the Code for each Employee Plan; and (vii) all material correspondence to or from the IRS, the DOL, the Pension Benefit Guaranty Corporation or any other Governmental Body with respect to an Employee Plan. For purposes of the listing and disclosure obligations set forth in this Section 2.16(e) only, a material Employee Plan shall not include any standard employment agreement or contract with a Company Associate who is employed or providing services outside of the United States (A) if such Company Associate receives or is anticipated to receive annual total compensation less than $150,000 and (B) if such employment agreement or contract only provides for base salary and other statutorily-required payments or benefits.

(f)       Section 2.16(f) of the Company Disclosure Schedule sets forth, for each of the employees listed on Section 4.2(b)(iv)(D) of the Company Disclosure Schedule, the base salary and any benefits or arrangements provided to such employee but not provided to other employees based in the same jurisdiction as such employee.

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(g)       Neither the Company nor any of its Subsidiaries or ERISA Affiliates currently sponsor, maintain, contribute to, or are required to contribute to, or have ever sponsored, maintained, contributed to, or been required to contribute to, a plan that (i) is or was a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), (ii) is or was a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 412 of the Code or Title IV of ERISA or is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, (iii) is or was a “multiple employer plan” (as such term is defined in ERISA or the Code); (iv) is or was a “voluntary employees’ beneficiary association” (as such term is defined in Section 501(c)(9) of the Code) or a “funded welfare plan” (as such term is defined in Section 419 of the Code); or (v) is or was an “employee stock ownership plan” (as such term is defined in Section 4975(e)(7) of the Code) or that otherwise invested or invests in “employer securities” (as such term is defined in Section 409(l) of the Code).

(h)       Each Employee Plan has been established, operated and funded in compliance, in all material respects, with its terms and with applicable Legal Requirements, including ERISA and the Code. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status on which it can rely and, to the knowledge of the Company, no event has occurred that could reasonably be expected to affect adversely the qualified status of any such Employee Plan. No non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred which could reasonably be expected to subject any of the Company, any of its Subsidiaries, any Employee Plan or any of its related trusts to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA, and no event has occurred and no condition exists that could  reasonably be expected to subject any of the Company, any of its Subsidiaries, any Employee Plan or any of its related trusts to any Tax, penalty, Encumbrance, fine or other liability imposed by ERISA or the Code with respect to any Employee Plan. No Legal Proceeding (other than claims for benefits in the ordinary course) is pending or, to the knowledge of the Company, threatened with respect to any Employee Plan or the assets of any Employee Plan. All social insurance amounts with respect to Company Associates, and all contributions, premiums and payments with respect to each Employee Plan, that are required to be made by the Company or any of its Subsidiaries with respect to periods ending on or prior to the Closing Date have been, or will be, timely made or accrued before the Closing Date.

(i)       Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state, local or foreign Legal Requirement), neither the Company nor any of its Subsidiaries nor any Employee Plan has any current or future obligation, under an Employee Plan or otherwise, to provide post-employment or retiree welfare benefits to, or to make any payment to or with respect to, any Company Associate (or eligible dependents or beneficiaries of such Company Associate).

(j)       Except as set forth in Section 2.16(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions (including in combination with other events or circumstances) will (i) increase any compensation or benefits otherwise payable under any Employee Plan or Contract with any Company Associate, (ii) entitle any Company Associate to any payment or benefit or any forgiveness of indebtedness, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Employee Plan or Contract with any Company Associate, (iv) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend, terminate or receive a reversion of assets from any Employee Plan, or (v) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible by reason of Section 280G of the Code.

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(k)       Each Employee Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code. The Company does not have an obligation to gross-up, indemnify or otherwise reimburse any Company Associate for any Tax incurred pursuant to Section 409A or Section 4999 of the Code.

(l)       The Company has delivered or made available to Parent or Parent’s Representatives copies of (i) the Company Equity Plan and the forms of award agreements under the Company Equity Plan and (ii) each other Contract governing the terms of a Company Option or Company SAR. Each outstanding Company Option and Company SAR has an exercise price equal to or above the fair market value on the date of grant (within the meaning of Section 409A of the Code) and is otherwise not subject to Section 409A of the Code.

(m)       Each Foreign Plan that is required to be registered or approved by any Governmental Body under the Legal Requirements of the applicable foreign country has been so registered or approved. Except as has not resulted in, or would not, individually or in the aggregate, reasonably be expected to have or result in, individually or in the aggregate, a material liability to the Company, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and the Transactions will not cause any such assets or insurance obligations to be less than such benefit obligations.

2.17      Environmental Matters.

(a)       (i) The Acquired Companies are, and at all times since January 1, 2013 have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits required to operate the business and assets of the Acquired Companies as currently operated; (ii) all Environmental Permits maintained by the Acquired Companies are valid and in full force and effect, and all applications and renewals required to operate the business as currently operated have been timely filed; and (iii) no Acquired Company has received any written notice regarding any revocation, withdrawal, suspension, cancellation, termination or modification of any Environmental Permit.

(b)       There is no Legal Proceeding pending or, to the knowledge of the Company, threatened against any Acquired Company alleging that any Acquired Company has violated or is responsible for liability under any Environmental Laws, and no Acquired Company has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws or with respect to Hazardous Materials.

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(c)       No Acquired Company has received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material violations, liabilities or requirements on the part of any Acquired Company relating to or arising under Environmental Laws or with respect to Hazardous Materials.

(d)       To the knowledge of the Company, there are and have been no Hazardous Materials present or Releases on, at, under or from any real property currently or formerly owned, operated or leased by any of the Acquired Companies, including the Company Real Property, which could reasonably be expected to result in any of the Acquired Companies incurring material liability under Environmental Laws.

(e)       None of the Acquired Companies has arranged, by contract, agreement or otherwise, for the transportation, disposal or treatment of Hazardous Materials such that any of them could reasonably be expected to incur material liability under Environmental Laws.

(f)       The Acquired Companies have made available all environmental assessments, reports, audits and all material documents in their possession or control relating to their compliance with Environmental Laws or the environmental condition of any real property currently or formerly owned, operated or leased by any Acquired Company.

2.18      Insurance. The Company has delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of all material insurance policies relating to the business, assets and operations of the Acquired Companies. The Acquired Companies maintain insurance coverage in such amounts and covering such risks as are in accordance in all material respects with normal industry practice for companies of similar size and stage of development. To the Company’s knowledge, all material insurance policies are in full force and effect, no written notice of cancellation or material modification has been received (other than a notice in connection with ordinary renewals), and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder. There is no material claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

2.19      Legal Proceedings; Orders.

(a)       Except as set forth in Section 2.19(a) of the Company Disclosure Schedule, there are no material Legal Proceedings pending and served (or, to the knowledge of the Company, pending and not served or threatened) against any Acquired Company or any of their properties or assets. To the knowledge of the Company, there are no material Legal Proceedings pending or threatened against any present or former officer, director or employee of an Acquired Company in such individual’s capacity as such. Notwithstanding the foregoing, the Company does not make any representation or warranty (pursuant to this Section 2.19(a) or elsewhere in this Agreement) as to whether any of the Transactions (including the Merger) will be the subject of any Legal Proceeding after the date hereof or will be challenged under any Antitrust Laws.

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(b)       Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, to the Company’s knowledge, there is no material order, writ, injunction or judgment to which an Acquired Company is subject.

(c)       To the Company’s knowledge, no material investigation or review by any Governmental Body with respect to an Acquired Company is pending or is being threatened in writing.

2.20      Authority; Binding Nature of Agreement. The Company has the corporate power and authority to execute and deliver and to perform its obligations under this Agreement and, subject to receipt of the Stockholder Approval, to consummate the Transactions. The Board of Directors, upon the recommendation of the Special Committee, has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interest of, the Company and its stockholders; (b) declared it advisable to enter into this Agreement; (c) adopted this Agreement, approved the execution, delivery and performance by the Company of this Agreement and, subject to receiving the Stockholder Approval, the consummation of the Transactions, including the Merger; (d) on the terms and subject to the conditions set forth in this Agreement, directed that this Agreement be submitted to the stockholders of the Company to be approved; and (e) resolved to recommend the approval of this Agreement by the stockholders of the Company in accordance with the NRS (collectively, the “Company Board Recommendation”). This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

2.21      Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.8, the Board of Directors has taken and will take all actions so that the restrictions applicable to business combinations contained in or contemplated by (a) the “acquisition of controlling interest” statutes set forth in Sections 78.378 through 78.3793 of the NRS, inclusive; (b) the “combinations with interested stockholders” statutes set forth in Sections 78.411 through 78.444 of the NRS, inclusive; and (c) any other Takeover Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Voting Agreement and to the consummation of the Merger and the other Transactions.

2.22      Non-Contravention; Consents.

(a)       Assuming compliance with the applicable provisions of the NRS, the HSR Act (if applicable), any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any), and the rules and regulations of the SEC and NASDAQ, except as set forth in Section 2.22(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not: (i) cause a violation of any of the provisions of the charter or bylaws (or other organizational documents) of any Acquired Company; (ii) cause a violation by any Acquired Company of any Legal Requirement or order applicable to an Acquired Company, or to which an Acquired Company is subject; (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which an Acquired Company is entitled under any provision of any Material Contract; or (iv) result in an Encumbrance (other than a Permitted Encumbrance) of any of the property or assets of any Acquired Company.

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(b)       Except (i) for the filing of the articles of merger with the Nevada Secretary of State, (ii) as may be required by the Exchange Act (including reports under the Exchange Act as may be required in connection with this Agreement and the Transactions), the NRS, the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any), (iii) the Gaming Approvals and (iv) the applicable rules and regulations of the SEC and NASDAQ, the Acquired Companies are not required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the Merger or the other Transactions, except those notices, filings or Consents that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

2.23      Opinion of Financial Advisor. The Special Committee has received an opinion of B. Riley FBR, Inc., financial advisor to the Special Committee, to the effect that, as of the date of such opinion, and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of Shares (other than the Excluded Shares and Shares held, beneficially or of record, by the parties to the Voting Agreement (other than Parent)) pursuant to this Agreement is fair, from a financial point of view, to such holders of Shares. The Company will make available to Parent a signed copy of such opinion as soon as practicable following its receipt thereof. It is understood and agreed that such opinion will be provided to Parent solely for informational purposes and such opinion is for the benefit of the Special Committee and may not be relied upon by Parent.

2.24      Brokers and Other Advisors. Except for B. Riley FBR, Inc., no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company; provided, however, that such fees, commissions and/or expenses payable to B. Riley FBR, Inc. shall not exceed those set forth in the engagement letter between the Company and B. Riley FBR, Inc. which has been provided or made available to Parent.

2.25      Vote Required. The only vote required under applicable Legal Requirements and the charter, bylaws or other organizational documents of the Company to approve this Agreement and approve the Transactions is the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Company Common Stock entitled to vote thereon at the Company Stockholder Meeting (the “Stockholder Approval”).

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2.26      Conflict Minerals. The Acquired Companies are, and since January 1, 2016 have been, in compliance in all material respects with all applicable Legal Requirements regarding Conflict Minerals, including the requirements of Section 13(p) of the Exchange Act and any applicable written standards, requirements, directives or policies of the SEC or any other Governmental Body relating thereto.

2.27      No Dissenter’s Rights. No holder of any Share will have or be entitled to assert dissenter’s rights or any other rights of appraisal, pursuant to the NRS or otherwise, as a result of or in connection with this Agreement or any of the Transactions, including the Merger.

2.28      Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement relating to the Company Stockholder Meeting will at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub or any of their representatives specifically for inclusion or incorporation by reference therein.

Section 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1        Due Organization. Each of Parent and Merger Sub is a corporation or other Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, except where the failure does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.2        Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged, and prior to the Effective Time will not engage, in any business activities and has not conducted, and prior to the Effective Time will not conduct, any operations other than in connection with the Transactions and those incident to Merger Sub’s formation. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.

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3.3        Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the corporate power and authority to execute and deliver and perform their obligations under this Agreement and to consummate the Transactions. The board of directors of each of Parent and Merger Sub has approved the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions, including the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub and is enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

3.4        Non-Contravention; Consents.

(a)       Assuming compliance with the applicable provisions of the NRS, the HSR Act (if applicable) and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any), the execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Transactions will not: (i) cause a violation of any of the provisions of the charter or bylaws (or other organizational documents) of Parent or Merger Sub; (ii) cause a violation by Parent or Merger Sub of any Legal Requirement or order applicable to Parent or Merger Sub, or to which Parent or Merger Sub are subject; or (iii) require any consent or notice under, conflict with, result in breach of, constitute a default under, or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract, except, in the case of clauses (ii) and (iii), as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)       Except (i) for the filing of the articles of merger with the Nevada Secretary of State, (ii) as may be required by the Exchange Act (including reports under the Exchange Act as may be required in connection with this Agreement and the Transactions), Takeover Laws, the NRS, the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) and (iii) the Gaming Approvals, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub, or the consummation by Parent or Merger Sub of the Merger or the other Transactions, except those that the failure to make or obtain as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No vote of Parent’s or Merger Sub’s stockholders is necessary to approve this Agreement or any of the Transactions other than the approval of this Agreement by the sole stockholder of Merger Sub, which shall be obtained following execution of this Agreement.

(c)       As of the date hereof, to the knowledge of Parent, there are no facts or circumstances with respect to Parent or Merger Sub or any of their respective Affiliates insofar as such Affiliate-owned interest would be attributable to Parent or Merger Sub under any applicable Gaming Law that would prevent or materially delay receipt of any Gaming Approvals.

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3.5        Disclosure. None of the information supplied or to be supplied by or on behalf of Parent or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, or at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.6        Absence of Litigation. There is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or threatened, against Parent or Merger Sub, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. To the knowledge of Parent or Merger Sub, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Notwithstanding the foregoing, Parent does not make any representation or warranty (pursuant to this Section 3.6 or elsewhere in this Agreement) as to whether any of the Transactions (including the Merger) will be the subject of any Legal Proceeding after the date hereof or will be challenged under any Antitrust Laws.

3.7        Sufficiency of Funds. Parent currently has, or as of the Effective Time will have (and will make available to Merger Sub in a timely manner), available funds (including cash, cash equivalents, available lines of credit or other sources of immediately available funds) in an amount sufficient to consummate the Transactions by payment in cash of the aggregate Merger Consideration following the Effective Time and the aggregate amounts payable to holders of Company Equity Awards following the Effective Time pursuant to Section 1.7(a).

3.8        Ownership of Shares. Neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past two (2) years (and at all times prior to September 12, 2002), neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares. Neither Parent nor Merger Sub is, nor for the past two (2) years has been, an “interested stockholder” of the Company under Section 78.423 of the NRS.

3.9        Acknowledgement by Parent and Merger Sub.

(a)       Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 2, including the Company Disclosure Schedule. Such representations and warranties by the Acquired Companies constitute the sole and exclusive representations and warranties of the Acquired Companies in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory are specifically disclaimed by the Acquired Companies.

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(b)       In connection with the due diligence investigation of the Acquired Companies by Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, Representatives or advisors, Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, Representatives and advisors have received and may continue to receive after the date hereof from the Company, the other Acquired Companies and their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, Representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Companies and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Acquired Companies, or any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, Representatives or advisors, or any other Person with respect thereto unless any such information is expressly included in a representation or warranty contained in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Acquired Companies nor any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, Representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly included in a representation or warranty contained in this Agreement.

3.10      Brokers and Other Advisors. Except for Nomura Securities Co., Ltd., no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates, except for Persons, if any, whose fees and expenses shall be paid by Parent or Merger Sub.

3.11      Limited Guaranty. The Limited Guaranty will be in full force and effect and is a legal, valid and binding obligation of the Guarantor, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Legal Requirements of general applicability relating to or affecting creditors’ rights and to general equity principles, and no event will have occurred, which with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under its Limited Guaranty.

3.12      Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of their Representatives specifically for inclusion or incorporation by reference therein.

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Section 4

CERTAIN COVENANTS OF THE COMPANY

4.1        Access and Investigation.

(a)       Subject to Section 5.14 and subject further to that certain Clean Team Agreement dated November 5, 2018 with respect to Competitively Sensitive Information, as defined therein, which definition is incorporated herein and made a part hereof, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Acquired Companies shall, and shall cause the respective Representatives of the Acquired Companies to, provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s Representatives, offices, facilities, real property, designated personnel and assets and to all existing books, records, documents and information relating to the Acquired Companies, and promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Companies and such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request, in each case for any reasonable business purpose related to the consummation of the Transactions; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Companies and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Companies. Nothing herein shall require any of the Acquired Companies to disclose any information to Parent if such disclosure would, in the Company’s reasonable discretion, upon the advice of the Company’s outside counsel, and after notice to Parent (i) jeopardize any attorney-client or other legal privilege (so long as the Acquired Companies have reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto); or (ii) contravene any applicable Legal Requirement or Contract (so long as the Acquired Companies have reasonably cooperated with Parent to permit disclosure to the extent permitted by Legal Requirements (including providing such information under the terms of the Clean Team Agreement if applicable) or the contractual counterparty).

(b)     (i)       Access pursuant to Section 4.1(a) shall include the right to conduct sampling at the Company Real Property set forth in Section 4.1(b)(i) of the Company Disclosure Schedule in a manner that complies with the terms of any applicable Real Property Lease and does not unreasonably interfere with the business activities of the Acquired Companies.

(ii)       If sampling conducted at any Company Real Property identifies contamination that requires Remediation in order to meet the published cleanup standards of any Governmental Body with jurisdiction over such Company Real Property, upon the request of Parent, the Company and Parent shall enter into a site access agreement (to include provisions relating to site restoration, compliance with law/work and safety rules, information sharing, insurance and indemnity, among others) pursuant to which the Company shall conduct Remediation of such contamination to the reasonable satisfaction of Parent. The Company shall use commercially reasonable efforts to complete the Remediation prior to the Closing.

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(c)     (i)       Subject to applicable Legal Requirements, each of the Company and Parent shall promptly notify the other of (A) any notice or other communication received by such Party from any Governmental Body in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions; or (B) any Legal Proceeding commenced or, to any Party’s knowledge, threatened in writing against, such Party or any of its Subsidiaries or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction.

(ii)     (A) The Company shall give prompt notice to Parent of any Event that has had or would reasonably be expected to have a Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions set forth in Section 6 impossible or unlikely, and (B) Parent shall give prompt notice to the Company of any Event that has had or would reasonably be expected to have a Parent Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions set forth in Section 6 impossible or unlikely.

(iii)    For the avoidance of doubt, the delivery of any notice pursuant to this Section 4.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Section 6 or give rise to any right to terminate under Section 7.

4.2         Operation of the Acquired Companies’ Business. During the Pre-Closing Period, except (x) as expressly required by this Agreement or as required by any applicable Legal Requirement; (y) with the written consent of Parent (not to be unreasonably withheld, conditioned or delayed) when not in contravention of any Legal Requirement as jointly determined by Parent’s counsel and the Company’s counsel; or (z) as set forth in Section 4.2 of the Company Disclosure Schedule:

(a)       the Company shall, and shall cause each Acquired Company to, (i) conduct its business in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to preserve intact its material assets, properties, Contracts, licenses and business organization and its relationship with key Company Associates and to preserve satisfactory business relationships with Governmental Bodies (including Gaming Authorities); and

(b)       the Acquired Companies shall not:

(i)         (A) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), except as set forth on Section 4.2(b)(i)(A) of the Company Disclosure Schedule; or (B) repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares, other than in connection with withholding of Shares to satisfy the exercise price and/or Tax obligations with respect to Company Options pursuant to the terms of written commitments in effect as of the date hereof;

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(ii)        split, combine, subdivide or reclassify any Shares or other equity interests;

(iii)       sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security; (B) any option, stock appreciation right, restricted stock, restricted stock unit, other equity-based compensation award (whether payable in cash, stock, or otherwise), call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security; or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security (except that the Company may issue Shares as required to be issued upon the exercise of Company Options outstanding as of the date of this Agreement pursuant to the terms of written commitments in effect as of the date hereof that have been delivered or made available to Parent);

(iv)       except as contemplated by Section 1.7 and Section 5.4, or as required by any Legal Requirement or under any Employee Plan as in effect on the date of this Agreement and disclosed on Section 2.16 of the Company Disclosure Schedule, (A) establish, adopt, terminate or materially amend any Employee Plan (or any plan, program, arrangement or agreement that would be an Employee Plan if it were in existence on the date hereof), (B) amend or waive any of its material rights under, or accelerate the vesting under, any provision of the Company Equity Plan or any Contracts evidencing Company Equity Awards, (C) accelerate the vesting, payment or funding of any compensation or benefits under any Employee Plan (or any plan, program, arrangement or agreement that would be an Employee Plan if it were in existence on the date hereof), (D) grant or pay any Company Associate any increase in compensation, bonus or severance, retention or other payments or benefits (other than salary increases paid in the ordinary course of business consistent with past practice), (E) promote or change the title of any of its employees (retroactively or otherwise); (F) hire or make an offer to hire any new employee or consultant (other than in the ordinary course of business where the consultant or new hire would not receive a total annual compensation that exceeds $200,000); or (G) grant any new right to severance or termination pay to any Company Associate;

(v)        effectuate any “mass layoff”, “plant closing” or other action that would trigger WARN;

(vi)       terminate, allow to lapse or expire, suspend, modify or otherwise take any step to limit the effectiveness or validity of, or fail to maintain as valid and in full force and effect, any applicable Governmental Authorization (including any Gaming Approval);

(vii)      amend or permit the adoption of any amendment to its charter or bylaws or other organizational documents;

(viii)     form any Subsidiary, acquire any equity interest in any other Entity or enter into any joint venture, partnership or similar arrangement;

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(ix)        make or authorize any capital expenditure (except that the Acquired Companies may make capital expenditures that do not exceed, in the aggregate, the amounts set forth in the Company’s approved capital budget set forth in Section 4.2(b)(ix) of the Company Disclosure Schedule);

(x)         acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse (other than any Patent expiring at the end of its statutory term), transfer, assign, guarantee, exchange or swap, mortgage or otherwise subject to any Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property or Leased Real Property other than in the ordinary course of business;

(xi)        lend money or make capital contributions or advances to or make investments in, any Person other than a Subsidiary (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with the Company’s policies related thereto);

(xii)       except as required by applicable Legal Requirements or in the ordinary course of business consistent with past practice, (A) make any material change to any accounting method or accounting period used for Tax purposes; (B) make, rescind or change any material Tax election; (C) file a material amended Tax Return; (D) enter into a closing agreement with any Governmental Body regarding any Tax liability or assessment; (E) settle, compromise or consent to any material Tax claim or assessment or surrender a right to a material Tax refund; (F) waive or extend the statute of limitations with respect to any material Tax or material Tax Return; or (G) take any action, or cause or otherwise permit any other Persons to take any action, which would materially increase Parent’s or any of its Affiliates’ (which following the Closing shall include the Acquired Companies) liability for Taxes;

(xiii)      (A) amend or modify in any material respect, or waive any material rights under or voluntarily terminate, any Material Contract; (B) enter into any Contract which if entered into prior to the date hereof would have been a Material Contract; or (C) amend or modify any Contract such that if entered prior to the date hereof such Contract as amended or modified would have been a Material Contract;

(xiv)      (1) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Acquired Companies of not more than $100,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, any Acquired Companies); or (B) results in no monetary or other material non-monetary obligation of any Acquired Company; provided, however, that (x) the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 5.6, and (y) the foregoing shall not permit the Company to settle, release, waive or compromise any Legal Proceeding or claim (a) that provides for the grant to any third party of a license or other grant of rights to any material Intellectual Property or (b) that would impose any material restrictions or changes on the business or operations of, or the admission of wrongdoing by, the Company or (2) commence any material Legal Proceeding, other than in the ordinary course of business;

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(xv)       enter into any collective bargaining agreement or other agreement with any labor union, works council or labor organization (except to the extent required by applicable Legal Requirements);

(xvi)      adopt or implement any stockholder rights plan, “poison pill” or similar arrangement;

(xvii)     adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Companies;

(xviii)    (A) amend or modify the compensation terms or any other obligations of the Company contained in the engagement letter with B. Riley FBR, Inc. in a manner adverse to the Company, any of its Subsidiaries or Parent, or (B) engage other financial advisors in connection with the Transactions unless, in the case of this clause (B), the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Legal Requirements;

(xix)       (A) incur, assume or otherwise become liable or responsible for any Indebtedness, except for Indebtedness incurred in the ordinary course of business consistent with past practice to fund working capital requirements in an amount not to exceed $2,000,000 at any time, (B) repay (other than in the ordinary course of business consistent with past practice), redeem or repurchase any Indebtedness or (C) cancel any material debt or claim owed to the Company or any of its Subsidiaries;

(xx)        enter into any Contract or transaction between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of its Subsidiaries on the other hand, other than (A) in the ordinary course of business consistent with past practice and on terms no less favorable to the Company or its Subsidiary, as applicable, than the terms governing such transactions with third parties or (B) any Contract or transaction with Parent or any of its Affiliates; or (C) any Contract with the Company’s directors or executive officers permitted by clauses (i), (iii) and (iv) of this Section 4.2(b); or

(xxi)       authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xx) of this Section 4.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its, if applicable, Subsidiaries’ respective operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in this Section 4.2 or elsewhere in this Agreement to the extent that the requirement of such consent could, as jointly determined by Parent’s outside counsel and the Company’s outside counsel, violate any applicable Legal Requirement.

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4.3        Go-Shop; No Solicitation.

(a)       Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York City time) on February 2, 2019 (the “No-Shop Period Start Date”), the Company and its Representatives shall have the right to (i) initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, (ii) furnish to any Person any information which is reasonably requested by such Person in connection with such Person’s potentially making an Acquisition Proposal and (iii) participate or engage in discussions or negotiations with such Person regarding an Acquisition Proposal; provided, however, that (A) prior to participating or engaging in such discussions or negotiations or furnishing such information, the Company shall have entered into an Acceptable Confidentiality Agreement with such Person and (B) the Company will provide to Parent any information relating to the Company or any of the Company’s Subsidiaries that was not previously provided or made available to Parent prior to or concurrently with the time it is furnished to such Person. On the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each Excluded Party from whom the Company received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, which notice shall include copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives.

(b)       On the No-Shop Period Start Date, the Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated any discussions or negotiations conducted with any Persons other than Parent (and its Representatives) and any Excluded Party (and its Representatives) with respect to any Acquisition Proposal, including immediately revoking or withdrawing access of any Person other than Parent (and its Representatives) and any Excluded Party (and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company or the Company Subsidiaries and request the prompt return or destruction of all confidential information previously furnished to any such Person and its Representatives other than Parent (and its Representatives) and any Excluded Party (and its Representatives). The Company shall not terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which the Company is a party with respect to an Acquisition Proposal, except to permit the applicable party to make a confidential Acquisition Proposal to the Company or the Board of Directors.

(c)       Except as permitted by this Section 4.3, during the Pre-Closing Period the Acquired Companies shall not, and shall cause their officers and directors not to, and shall use reasonable best efforts to cause their other Representatives not to, directly or indirectly, (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal; (ii) (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (C) approve, adopt, endorse or recommend or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or (D) exempt any Person (other than Parent and its Subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the Company’s organizational and other governing documents; (iii) waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract; or (iv) resolve or agree to do any of the foregoing.

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(d)       If at any time on or after the No-Shop Period Start Date and prior to the receipt of the Stockholder Approval, any Acquired Company or any of their Representatives receives an unsolicited bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal did not result from a material breach of this Section 4.3, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof so as to determine whether such Acquisition Proposal is, or is reasonably likely to result in, a Superior Offer; and (ii) if the Board of Directors determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer and that the failure to take such action described in clauses (A) and (B) below would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Legal Requirements, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Companies to the Person or group of Persons who has made such Acquisition Proposal; provided, however, that the Company shall, prior to or substantially simultaneously with the provision of any non-public information concerning the Acquired Companies to any such Person, provide to Parent any such non-public information to the extent access to such information was not previously provided to Parent or its Representatives; and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal; provided further, however, that in the case of clauses (A) and (B), at or prior to the first time that the Company furnishes any information to or participates in any discussions or negotiations with any Person on or after the date of this Agreement, the Company shall provide written notice to Parent of such determination in good faith of the Board of Directors as provided for above. For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, prior to obtaining the Stockholder Approval, the Company is permitted to engage in the activities described in this Section 4.3(d) with respect to any Excluded Party unless such Excluded Party ceases to be an Excluded Party in accordance with the definition thereof.

(e)       From and after the No-Shop Period Start Date, the Company shall (i) promptly (and in any event within 48 hours) notify Parent of, and provide to Parent a copy of, any written Acquisition Proposal (including any proposed term sheet, letter of intent, acquisition agreement, financing arrangement or other written materials with respect thereto and indicating the identity of such Person or group of Persons), and (ii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a prompt basis.

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(f)       Nothing in this Section 4.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements; provided, however, that the Board of Directors shall not effect a Company Adverse Change Recommendation except in accordance with Section 5.1.

(g)       If at any time on or after the No-Shop Period Start Date and prior to the receipt of the Stockholder Approval, any Acquired Company or any of its Representatives receives an unsolicited bona fide request for a waiver or release under any standstill or similar contract, then the Company shall promptly (and in any event within 48 hours) notify Parent of such request. Notwithstanding anything to the contrary in Section 4.3(c) or elsewhere in this Agreement, the Company may waive provisions of a standstill or similar contract applicable to any Person or group (or its Representatives) in response to an unsolicited proposal that did not result from a breach of this Section 4.3 that could reasonably be expected to lead to a Superior Offer if the Board of Directors determines in good faith after consultation with the Company’s outside counsel that failure to do so would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Legal Requirements.

(h)       The Company agrees that in the event any of the Company’s Subsidiaries or any Representative of the Company or any of its Subsidiaries takes any action which, if taken by the Company, would constitute a breach of this Section 4.3, the Company shall be deemed to be in breach of this Section 4.3.

(i)       No failure or delay by the Company in providing any notice or written materials required by this Section 4.3 shall constitute a breach of this Agreement except to the extent that such failure or delay materially prejudices the rights of Parent under Section 5.1.

4.4        Leased Real Property Estoppels. At Parent’s request, each Acquired Company agrees to request an estoppel certificate of each landlord of a Real Property Lease made pursuant to the provisions of the applicable Real Property Lease as to such matters relating to the applicable Real Property Lease as Parent shall reasonably request. Each Acquired Company agrees to use commercially reasonable efforts to obtain such estoppel certificates; provided, however, that no Acquired Company shall be required to pay any compensation or other consideration to obtain such estoppel certificates other than immaterial processing fees or legal fees of counsel to landlords. For avoidance of doubt, the receipt of such estoppel certificates shall not be a condition to the Closing.

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Section 5

ADDITIONAL COVENANTS OF THE PARTIES

5.1        Company Board Recommendation.

(a)       During the Pre-Closing Period, subject to Section 5.1(b), neither the Board of Directors nor any committee thereof shall (i) fail to include the Company Board Recommendation in the Proxy Statement, (ii) withdraw or withhold (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation; or (iii) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal (any action described in this Section 5.1(a) being referred to as a “Company Adverse Change Recommendation”).

(b)       Notwithstanding anything to the contrary contained in this Agreement, at any time after the date of this Agreement and prior to obtaining the Stockholder Approval, and subject to compliance with the other provisions of this Section 5.1:

(i)       if any Acquired Company has received a bona fide written Acquisition Proposal from any Person that has not been withdrawn, and after consultation with financial advisors and outside legal counsel, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (A) the Board of Directors may make a Company Adverse Change Recommendation; or (B) provided that no Acquired Company or its Representatives are in material breach of any covenant or obligation set forth in Section 4.3 with respect to such Acquisition Proposal, the Company may terminate this Agreement pursuant to Section 7.1(f) to enter into a Specified Agreement with respect to such Superior Offer, in each case, if and only if: (1) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminating this Agreement pursuant to Section 7.1(f) at least five (5) business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice and any public disclosure thereof shall not, by itself, constitute a Company Adverse Change Recommendation or termination) and, if desired by Parent, during such five (5)-business day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Offer; and (2)(a) the Company shall have provided to Parent information with respect to such Acquisition Proposal in accordance with Section 4.3(a) or Section 4.3(e), as applicable; and (b) after giving effect to the proposals made by Parent during such period, if any, after consultation with financial advisors and outside legal counsel, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(f) would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not, in and of itself, be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.1. The provisions of this Section 5.1(b)(i) shall also apply to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or other material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to five (5) business days shall be deemed to be the later to occur of two (2) business days after the Company delivers such new Determination Notice to Parent and the end of the original five (5)-business day period described above. In the event there is a Company Adverse Change Recommendation made in compliance with this Section 5.1(b)(i) with respect to a Superior Offer, the Company shall only enter into a Specified Agreement with respect thereto by terminating this Agreement pursuant to Section 7.1(f);

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(ii)       other than in connection with a Superior Offer (which shall be subject to Section 5.1(b)(i)), the Board of Directors may make a Company Adverse Change Recommendation prior to obtaining the Stockholder Approval in response to an Intervening Event occurring prior to obtaining the Stockholder Approval only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice (which notice and any public disclosure thereof shall not, by itself, constitute a Company Adverse Change Recommendation) at least five (5) business days prior to making any such Company Adverse Change Recommendation and, if desired by Parent, during such five (5)-business day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Change Recommendation would no longer be necessary; and (C)(1) the Company shall have specified in reasonable detail the facts and circumstances that render a Company Adverse Change Recommendation necessary; and (2) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel, the Board of Directors shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. The provisions of this Section 5.1(b)(ii) shall also apply to any material change to the facts and circumstances specified by the Company pursuant to clause (C)(1) above and require a new Determination Notice, except that the references to five (5) business days shall be deemed to be the later to occur of two (2) business days after the Company delivers such new Determination Notice to Parent and the end of the original five (5)-business day period described above; and

(iii)       Prior to the termination of this Agreement, the Company shall not take any action for the purpose of exempting any person other than Parent or its Affiliates from the application of any Takeover Law.

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5.2        Proxy Statement; Company Stockholder Meeting.

(a)       As promptly as reasonably practicable, but in no event later than twenty (20) business days, following the date of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement on Schedule 14A (together with any amendments or supplements thereto, the “Proxy Statement”), which, unless there has been a Company Adverse Change Recommendation in accordance with Section 5.1, shall include the Company Board Recommendation and (ii) each of Parent and the Company shall prepare and file with the SEC as and when required or requested by the SEC. Parent shall cooperate with the Company in the preparation of the Proxy Statement and shall furnish all information concerning the Parent or Merger Sub and any transaction any of them have or are contemplating entering into in connection with this Agreement that is necessary or appropriate in connection with the preparation of the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as reasonably practicable after such filing. Each of Parent and the Company shall furnish all information which is required under applicable Legal Requirements and which the other may reasonably request in connection with such actions and the preparation of the Proxy Statement. Prior to filing or mailing the Proxy Statement or any related documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect to the Proxy Statement, to the extent reasonably practicable, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall consider in good faith any comments on such document or response reasonably proposed by Parent. The Company shall notify Parent promptly of the receipt of any comments to the Proxy Statement from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information, and each of Company and Parent will supply the other with copies of all correspondence between such party and the SEC or its staff with respect to the Proxy Statement or the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts to ensure that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, other than with respect to statements made based on information supplied in writing by a party other than the Company or its Subsidiaries specifically for inclusion therein. Parent shall use its reasonable best efforts to ensure that none of the information it supplies in writing specifically for inclusion in the Proxy Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b)       If any time prior to the Company Stockholder Meeting, any information relating to the Company or Parent or any of its Affiliates or any transaction any of them have or are contemplating entering into in connection with this Agreement is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable notify the other Party. Following such notification, the Company shall file with the SEC an appropriate amendment or supplement to the Proxy Statement describing such information as promptly as reasonably practicable after Parent has had a reasonable opportunity to review and comment thereon, and, to the extent it is required by applicable Legal Requirement, such amendment or supplement shall be disseminated to the stockholders of the Company.

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(c)       The Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders (or the expiration of the review period therefor if there is or has been no review by the SEC) in accordance with Section 5.2(a), cause the Proxy Statement to be mailed to the Company’s stockholders. At Parent’s request and expense, the Company shall retain a proxy solicitor on terms reasonably acceptable to Parent in connection with the solicitation of the Stockholder Approval.

(d)       The Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders (or the expiration of the review period therefor if there is or has been no review by the SEC), take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) to be held as soon as practicable thereafter for the purpose of obtaining the Stockholder Approval with respect to the approval of this Agreement and the transactions contemplated hereby, including the Merger and, unless this Agreement has been terminated in accordance with its terms, use its reasonable best efforts to solicit from its stockholders proxies in favor of the Stockholder Approval. Unless a Company Adverse Change Recommendation has occurred in accordance with this Agreement, the Company shall not postpone or adjourn the Company Stockholder Meeting, except the Company may recess, postpone or adjourn the Company Stockholder Meeting (i) to the extent necessary to ensure that any supplemental or amended disclosure required by applicable Legal Requirement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholder Meeting, or (ii) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Stockholder Approval at the Company Stockholder Meeting, in each case, after consultation with Parent and as determined by the Company acting in good faith after consulting with its outside legal counsel.

5.3        Antitrust Laws, Gaming Laws; Filings, Consents and Approvals.

(a)       Antitrust Laws. Each of the Parties agrees to use commercially reasonable efforts to take actions to avoid, eliminate and resolve any and all impediments under any Antitrust Law that may be asserted by any Governmental Body with respect to the Transactions and to obtain all consents, approvals, and waivers under any Antitrust Law that may be required by any Governmental Body to enable the Parties to close the Transactions as promptly as practicable. Notwithstanding anything in this Agreement to the contrary, in no event will either Party or any of its respective Subsidiaries or Affiliates be obligated to (1) propose, negotiate, commit to and/or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, transfer, license, disposition or hold separate (through the establishment of a trust or otherwise) of any of its assets, properties, equity holdings or businesses or of the assets, properties, or businesses to be acquired pursuant to this Agreement, (2) undertake any structural, conduct or behavioral remedial undertaking related to Parent, its Subsidiaries, its Affiliates and the Company or any of its Subsidiaries (3) terminate, modify or assign existing relationships, Contracts, or obligations of Parent or its Subsidiaries or Affiliates or those relating to any assets, properties, or businesses to be acquired pursuant to this Agreement, (4) change or modify any course of conduct regarding future operations of Parent or its Subsidiaries or Affiliates or the assets, properties or businesses to be acquired pursuant to this Agreement, (5) otherwise take or commit to take any other action that would limit Parent or its Affiliates’ freedom of action with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement, or (6) contest or defend any claim or Legal Proceeding brought by or before a Governmental Body challenging the Transactions described herein as violative of any Antitrust Law. The Company shall not without the advance written consent of Parent discuss or negotiate with, or propose or commit to, any Governmental Body or effect any of the actions described in subparts (1) through (5) of the preceding sentence.

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(b)       Gaming Laws. The Parties agree to use their commercially reasonable efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment, or apply for each and every approval, under the Gaming Laws that may be asserted or required, as applicable, by any Gaming Authority so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable all information required by any Gaming Authority pursuant to its evaluation of the Transactions under any Gaming Law. Subject to the terms of this Section 5.3, Parent and its Affiliates shall use their commercially reasonable efforts, with the cooperation of the Company as may be reasonably necessary, to obtain from any Gaming Authority all consents, approvals, authorizations or orders required to be obtained under the Gaming Laws or to avoid the entry or enactment of any injunction or other order or decree relating to any Gaming Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions.

(c)       Filings. Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to): (i) cooperate with the other Party in making, and promptly make an appropriate filing of all notification and report forms if required by the HSR Act or other applicable Antitrust Laws with respect to the Transactions; (ii) promptly, after confirming necessary procedures with the relevant Governmental Bodies, file all notifications required under any Gaming Laws with respect to the Transactions (including all required initial applications and documents in respect of officers and directors and Affiliates in connection with obtaining the Gaming Approvals (and where appropriate indications of further information to come by supplementary filing)); and (iii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications as are required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

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(d)       Consents and Approvals.

(i)       Antitrust. Without limiting the generality of anything contained in this Section 5.3, during the Pre-Closing Period, each Party shall (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions under the Antitrust Laws; (ii) keep the other Parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; (iii) promptly inform the other Parties of, and to the extent practicable, provide advance notice of and the opportunity to review and discuss in advance, and consider in good faith the view of the other in connection with, any written or oral communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding; (iv) promptly furnish to the other Party upon request, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants if deemed advisable by the Parties under the circumstances or if required by applicable Legal Requirements, with copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than “4(c) or 4(d) documents” as that term is used in the rules and regulations under the HSR Act); (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, if legally required, consult and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding; and (vi) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or conference or participate in any telephonic meeting relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding; provided, however, that Parent shall have the obligation and the right to direct, after consultation with and with the cooperation of the Company, all aspects of the Parties’ efforts to obtain the required approvals under the Antitrust Laws, including having principal responsibility for devising, implementing and making the final determination as to the appropriate strategy relating to any matters relating to the Antitrust Laws, including with respect to any litigation, filings, notifications, submissions and communications with or to any Governmental Body, and shall have the right in its sole discretion to determine the nature and timing of any divestitures or other structural, conduct or behavioral remedial action to be undertaken for the purpose of securing any required approval under the Antitrust Laws. For the avoidance of doubt, any such divestitures or other remedial action would be conditioned upon and only be effective after the Closing and Parent is under no obligation to agree to any such divestitures or other remedial action.

(ii)       Gaming. Without limiting the generality of anything contained in this Section 5.3, during the Pre-Closing Period, Parent shall keep the Company reasonably informed as to the status of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions under any Gaming Laws and to the extent material. For the avoidance of doubt, Parent shall direct all aspects of the Parent’s efforts to obtain the Gaming Approvals, including having principal responsibility for devising, implementing and making the final determination as to the appropriate strategy relating to any matters relating to Gaming Laws, including with respect to any litigation, filings, notifications, submissions and communications with or to any Governmental Body.

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5.4        Company Equity Awards; Company 401(k) Plan.

(a)       Prior to the Effective Time, the Board of Directors (or the applicable committee of such Board of Directors) shall adopt such resolutions, provide such other notices, obtain any consents, and take all such other actions as are necessary to (i) provide for the treatment of the Company Equity Awards as contemplated by Section 1.7, (ii) terminate the Company Equity Plan and all Company Equity Awards as of the Effective Time, and (iii) ensure, from and after the Effective Time, that no Company Associate or any participant under the Company Equity Plan or otherwise shall have any Company Equity Awards or other rights to purchase or receive shares of Company Common Stock or any other equity securities in the Company.

(b)       If requested by Parent at least five (5) days prior to the Closing Date, the Company shall terminate any and all Employee Plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code (the “Company 401(k) Plans”), such termination to be effective not later than the day immediately preceding the Closing Date. In the event of such termination, the Company shall provide Parent, prior to the Closing Date, with written evidence that such Company 401(k) Plans have been terminated pursuant to resolution (the form and substance of which shall be subject to prior review and approval by Parent) of the Board of Directors. The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.

5.5        Indemnification of Officers and Directors.

(a)       For a period of six (6) years from the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Acquired Companies and any director or officer of the Acquired Companies who commences serving in such capacity following the date hereof and prior to the Effective Time in accordance with the terms hereof (the “Indemnified Persons”) as provided in any articles of incorporation or bylaws or comparable organizational document of the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.5(a) of the Company Disclosure Schedule, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation agrees that it will, indemnify and hold harmless each Indemnified Person, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim or Legal Proceeding, whether civil, criminal, administrative or investigative, arising in whole or in part out of actions or omissions in such Indemnified Persons capacity as a director or officer of the Company occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement). In the event of any such claim or Legal Proceeding, each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim or Legal Proceeding from the Surviving Corporation, in accordance with the organizational documents and any indemnification or other similar Contract of the Surviving Corporation, in each case as in effect on the date of this Agreement; provided, that any Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Indemnified Person is not entitled to indemnification. Notwithstanding anything to the contrary set forth in this Section 5.5(a) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

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(b)       Prior to the Closing Date, the Company shall purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Acquired Companies and their current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Acquired Companies from a carrier with a credit rating that is the same as or better than that of the Company’s current directors’ and officers’ liability insurance carrier, such “tail” policy to provide coverage for six (6) years following the Effective Time in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Acquired Companies with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that in no event shall the cost of any such “tail policy” exceed 300% of the aggregate annual premium most recently paid by the Acquired Companies prior to the date of this Agreement for such insurance.

(c)       In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or Entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.5.

(d)       The provisions of this Section 5.5 (i) shall survive the consummation of the Merger; (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs, successors, assigns and representatives; and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by Contract or otherwise. Unless required by applicable Legal Requirement, this Section 5.5 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

5.6        Stockholder Litigation. Subject to entry into a customary joint defense agreement and to the extent permitted by the terms of the Company’s directors’ and officers’ liability insurance policy then in effect, the Company shall give Parent (a) the opportunity to participate at Parent’s sole expense in the defense of any litigation against the Company, its directors or officers, or any Subsidiary of the Company and/or its respective directors or officers (each, a “Company Party”) relating to the Transactions; (b) the right to review and comment on all material filings or responses to be made by the Company in connection with any such litigation (and shall give reasonable consideration to Parent’s comments and other advice with respect thereto); and (c) the right to consult on any settlement with respect to such litigation, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

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5.7        Additional Agreements. Subject to the terms and conditions of this Agreement, including Section 5.3, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall use commercially reasonable efforts to (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party pursuant to any Contract in connection with the Merger and the other Transactions; (b) seek each Consent (if any) required to be obtained pursuant to any Contract by such Party in connection with the Transactions; and (c) seek to lift any restraint, injunction or other legal bar to the Merger brought by any third Person against such Party.

5.8        Disclosure. Parent and the Company shall consult with each other before issuing any press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by applicable Legal Requirements (including in connection with the making of any filings required under the HSR Act or other Antitrust Laws in connection with the Transactions or to respond to requests for information about the Transactions by a Governmental Body under the HSR Act or any other Antitrust Laws); (c) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 4.3(f); and (d) neither Party need consult with the other in connection with such portion of any press release, public statement or filing to be issued with respect to any Determination Notice, Acquisition Proposal or Company Adverse Change Recommendation (but without limiting the Company’s obligations under Section 4.3 or Section 5.1).

5.9        Takeover Laws. If any Takeover Law becomes applicable to the Transactions, each of Parent and the Company and the members of their respective board of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate or minimize the effect of any Takeover Law on any of the Transactions.

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5.10      Section 16 Matters. The Company and the Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Equity Awards in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.11      Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time; provided, that the Company shall not cause or permit the Shares to be delisted or deregistered prior to the Effective Time.

5.12      NSB Payoff Letter. The Company shall, no later than five (5) business days prior to the Closing Date, deliver a customary payoff letter or similar document from NSB, as lender, in form and substance reasonably satisfactory to Parent with respect to the NSB Indebtedness setting forth: (a) the amount required to pay off in full on the Closing Date the NSB Indebtedness owing to NSB (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (b) evidence that the payment of such amount would result in: (i) the full repayment, satisfaction, release, termination and discharge of all current and future liabilities and obligations of any Acquired Company in respect of the NSB Indebtedness (except for obligations for indemnification and reimbursement that expressly survive repayment in full) and of all current and future Encumbrances which it may hold on any of the assets of any Acquired Company and (ii) the termination of all NSB Loan Documents relating thereto; and (c) the commitment of NSB to deliver UCC-3 termination statements, mortgage releases and other approvals and deeds that when filed or recorded, as the case may be, will be sufficient to release any and all Encumbrances which it may hold on any of the assets of any Acquired Company and deregister those from any registry (the “Payoff Letter”). At the Closing, the Company shall arrange for delivery of all such UCC-3 termination statements and mortgage releases, if any, and shall prepare and file forms of terminations for any intellectual property security agreements filed with the United States Patent and Trademark Office or the United States Copyright Office, in each case in a form reasonably satisfactory to the Parent. The Company shall cause the Payoff Letter to be updated, as necessary, on the Closing Date.

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5.13      Employee Matters.

(a)       For a period of six (6) months following the Effective Time (or until a Continuing Employee’s earlier termination of employment), Parent shall provide, or shall cause one of its Affiliates to provide, each individual who is actively employed by any of the Acquired Companies immediately prior to the Effective Time and who continues employment with the Surviving Corporation or any of its Subsidiaries as of the Closing Date (each a “Continuing Employee”) with (i) a base salary or wage rate and target cash incentive compensation opportunity that, is no less favorable, in the aggregate, than the base salary or wage rate and target cash incentive compensation opportunity (other than any equity incentive, severance, change in control, retention bonus or similar compensation or payments) in effect for such Continuing Employee immediately prior to the Effective Time and (ii) health, welfare and retirement benefits that are substantially similar, in the aggregate, to the health, welfare and retirement benefits (other than any severance, defined benefit pension plans or post-employment or retiree welfare benefits) provided to such Continuing Employee immediately prior to the Effective Time.

(b)       For purposes of eligibility to participate, vesting and level of benefits, but not for purposes of defined benefit pension accrual or post-employment retiree medical benefits, with respect to the benefit plans maintained by Parent or any of its Subsidiaries providing benefits to any Continuing Employee after the Closing Date (other than an Employee Plan, a “Parent Plan”), each Continuing Employee’s years of service with any of the Acquired Companies (or any predecessor employer of an employee of any of the Acquired Companies, to the extent service with such predecessor employer is recognized by the applicable Acquired Company as of the date of this Agreement) prior to the Effective Time shall be treated as service with Parent or its Subsidiaries; provided, however, that such service need not be recognized to the extent (A) that such recognition would result in any duplication of benefits for the same period of service or would result in retroactive application, (B) not recognized by the applicable Acquired Company under the applicable Employee Plan in which the Continuing Employee was eligible to participate prior to the Effective Time, or (C) the applicable Parent Plan does not recognize past service.

(c)       Parent shall, or shall cause one of its Affiliates to, provide severance benefits to each Continuing Employee who is terminated during the period commencing on the Closing Date and ending six (6) months thereafter that are substantially similar to the severance benefits provided pursuant to the applicable severance Employee Plan, as in effect on the date of this Agreement and disclosed on Section 2.16 of the Company Disclosure Schedule, for the benefit of such Continuing Employee.

(d)       For purposes of each Parent Plan that provides health benefits, Parent shall use commercially reasonable efforts to (i) cause all pre-existing condition exclusions and actively-at-work requirements of such plans to be waived for each Continuing Employee and their covered dependents, to the extent such conditions were inapplicable or waived under the comparable Employee Plans of the applicable Acquired Company in which such Continuing Employee participated immediately prior to the Closing Date and (ii) give credit for co-payments, coinsurance, maximum out-of-pocket requirements and deductibles to the extent satisfied in the plan year in which the Effective Time occurs (or the year in which Continuing Employees and their dependents commence participation in the Parent Plans providing health benefits, if later) as if there had been a single continuous employer, except as otherwise required by an insurance policy providing such health benefits.

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(e)       This Section 5.13 shall be binding upon and shall inure solely to the benefit of each of the Parties, and nothing in this Section 5.13, express or implied, (i) is intended to confer upon any other Person (including any Continuing Employee) any rights or remedies of any nature whatsoever, (ii) is intended to be, or shall constitute or be construed as, an amendment to or modification of any Employee Plan, Parent Plan or other employee benefit plan, program, policy, agreement or arrangement of Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof or (iii) obligates Parent or any of its Subsidiaries to retain the employment of any particular employee of any Acquired Company following the Effective Time.

5.14      Confidentiality.

(a)       From time to time during the term of this Agreement, a Party (as the “Disclosing Party”) may disclose or make available to the other Party (each a “Receiving Party”), non-public, proprietary, and confidential information of the Disclosing Party that is designated as confidential, or can be reasonably understood to be confidential based on the circumstances of the disclosure of such information (the “Confidential Information”); provided, however, that the Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of the Receiving Party’s breach of this Section 5.14; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source to the extent that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was in the Receiving Party’s possession prior to the Disclosing Party’s disclosure hereunder (as evidenced by written records); or (d) was or is independently developed by the Receiving Party without using any Confidential Information (as evidenced by written records).

(b)       The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than the pursuit of the Transactions; and (z) not disclose any such Confidential Information to any Person, except to the Receiving Party’s Affiliates and its or their employees, officers, directors, attorneys, accountants, and financial advisors who are required to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise the Receiving Party’s rights or perform the Receiving Party’s obligations under this Agreement (collectively, the “Receiving Party’s Group”); provided, however, that the Receiving Party shall cause such Receiving Party’s Group to comply with confidentiality obligations equivalent to those under this Section 5.14, and shall be responsible to the Disclosing Party for any breach by such Receiving Party’s Group of such confidentiality obligation.

(c)       If the Receiving Party is required by applicable Legal Requirements or legal process to disclose any Confidential Information, it shall, prior to making such disclosure, use commercially reasonable efforts (but to the extent permitted by applicable Legal Requirements) to notify the Disclosing Party of such requirements to afford the Disclosing Party the opportunity to seek, at the Disclosing Party’s sole cost and expense, a protective order or other remedy.

(d)       Each Party agrees that in the event of any actual or threatened breach of this Section 5.14 by such Receiving Party or Receiving Party’s Group, the Disclosing Party shall be entitled to seek injunctive relief that may be available from a court of competent jurisdiction.

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Section 6

CONDITIONS PRECEDENT TO THE MERGER

6.1        Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or to the extent permitted by applicable Legal Requirements, mutual waiver by both the Company and Parent) at or prior to the Effective Time of each of the following conditions:

(a)       Company Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with all applicable Legal Requirements and the charter, bylaws and other organizational documents of the Company.

(b)       Antitrust Approval. Any waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws.

(c)       No Restraints. There shall not have been issued by any Governmental Body of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued or deemed applicable to the Merger by any Governmental Body which prohibits or makes illegal the consummation of the Merger.

(d)       No Action. There shall be no action or investigation of any kind or nature pending before any Governmental Body (other than any Gaming Authority), or threatened by a Governmental Body (other than any Gaming Authority), in connection with this Agreement, the Merger or any other Transactions, which could reasonably be expected to prohibit or prevent, or otherwise materially deprive either Party of the benefits of, the consummation of the Transactions (including the Merger).

6.2        Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of each of the following additional conditions:

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(a)       Representations and Warranties. (i) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Section 2.1(b) (Subsidiaries), Sections 2.3(a)-(c) (Capitalization), Section 2.20 (Authority), Section 2.21 (Takeover Laws), Section 2.24 (Brokers) and Section 2.25 (Vote Required)), without regard to materiality or Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specific date or expressly covering a specified period, in which case as of such specific date or such specified period), except for any failure of such representations and warranties to be so true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (ii) the representations and warranties contained in Section 2.1(b) (Subsidiaries), Sections 2.3(a)-(c) (Capitalization), Section 2.20 (Authority), Section 2.21 (Takeover Laws), Section 2.24 (Brokers) and Section 2.25 (Vote Required), shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specific date or expressly covering a specified period, in which case as of such specific date or such specified period).

(b)       Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)       Material Adverse Effect. Since the date of the Agreement, there shall not have occurred any Event which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(d)       Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

(e)       Gaming Approvals. All Gaming Approvals set forth on Section 6.2(e) of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

(f)       NSB Indebtedness. The Company shall have repaid, or shall have cause to be repaid, in full all NSB Indebtedness in accordance with the Payoff Letter delivered to Parent pursuant to Section 5.12, which shall be in full force and effect.

(g)       Other Consents. All Consents set forth on Section 6.2(g) of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

6.3        Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of each of the following additional conditions:

(a)       Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specific date or expressly covering a specified period, in which case as of such specific date or such specified period).

(b)       Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

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(c)       Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub as to the satisfaction of the conditions in Section 6.3(a) and Section 6.3(b).

6.4        Frustration of Closing Conditions. Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, may rely, either as a basis for not consummating the Merger or the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement or such Party’s failure to comply with its obligations hereunder contributes in any material respect to the failure of such condition to be satisfied.

Section 7

TERMINATION

7.1        Termination. This Agreement may be terminated prior to the Effective Time:

(a)       by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b)       by either Parent or the Company, at any time prior to the Effective Time, if the Closing shall not have occurred on or prior to midnight, Eastern Time, on December 31, 2019 (the “End Date”); provided, however, in the case of this Section 7.1(b), (i) that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose material breach of this Agreement has caused or resulted in the failure of the Merger to be consummated on or before the End Date, (ii) that in the event the conditions set forth in Section 6.2(e) have not been satisfied on or before the End Date because of the failure to obtain the applicable Gaming Approvals in the State of Nevada, then, upon notice by Parent to the Company, the End Date shall be extended by a period of ninety (90) days (and all references to the End Date herein shall be as so extended) and (iii) that in the event the conditions set forth in Section 6.2(e) have not been satisfied on or before the End Date (as may be extended) because of the failure to obtain any approvals described therein, the Company shall reasonably cooperate with Parent to minimize any disruption to the business of the Acquired Companies following the Closing Date in the event Parent elects to waive any condition set forth in Section 6.2(e);

(c)       by either Parent or the Company if a Governmental Body (including any Gaming Authority) of competent jurisdiction shall have issued an order decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party whose material breach of this Agreement has caused or resulted in the issuance of such final and nonappealable order, decree, ruling or other action;

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(d)       by either Parent or the Company, if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholder Meeting and the Stockholder Approval shall not have been obtained at such meeting (unless such Company Stockholder Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

(e)       by Parent at any time prior to the Effective Time, if the Board of Directors shall have effected a Company Adverse Change Recommendation;

(f)       by the Company, at any time prior to the Effective Time, either (x) in order to accept a Superior Offer in accordance with the terms set forth in Section 5.1(b)(i) and substantially concurrently enter into a binding written definitive acquisition agreement providing for the consummation of such Superior Offer (a “Specified Agreement”) or (y) the Board of Directors makes a Company Adverse Change Recommendation in response to an Intervening Event in accordance with the terms set forth in Section 5.1(b)(ii); provided, that the Company shall have paid the Company Termination Fee pursuant to Section 7.3(b)(i) immediately before or substantially contemporaneously with and as a condition to such termination;

(g)       by Parent at any time prior to the Effective Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that a condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if either Parent or Merger Sub is then in material breach of any representation, warranty, covenant or obligation hereunder;

(h)       by the Company at any time prior to the Effective Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Merger Sub shall have occurred, in each case, if such breach or failure would reasonably be expected to prevent Parent or Merger Sub from consummating the Transactions and such breach or failure cannot be cured by Parent or Merger Sub, as applicable, by the End Date, or, if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder; or

(i)       by Parent at any time prior to the Effective Time in the event of a material breach of Section 4.3 or Section 5.1 that either results in an Acquisition Proposal or materially hinders, materially delays or prevents the consummation of the Transactions.

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7.2        Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger Sub or the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates following any such termination; provided, however, that Section 5.14, this Section 7.2, Section 7.3 and Section 8, the definitions of all defined terms appearing in such Sections and the Limited Guaranty shall survive the termination of this Agreement and shall remain in full force and effect.

7.3        Expenses; Termination Fee.

(a)       Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b)       In the event that:

(i)         this Agreement is terminated by the Company pursuant to Section 7.1(f);

(ii)        this Agreement is terminated by Parent pursuant to Section 7.1(e);

(iii)       (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) and at the time of such termination the conditions set forth in Section 6.1(b) and Section 6.2(e) were satisfied; (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal, or such Acquisition Proposal has otherwise been communicated to the Board of Directors or the Company’s stockholders and shall have become publicly known, after the date hereof and prior to such termination; and (C) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal (which Acquisition Proposal is subsequently consummated, whether during or following such twelve (12)-month period) or consummated an Acquisition Proposal; provided that for purposes of this clause (C) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

(iv)       this Agreement is terminated by Parent pursuant to Section 7.1(g) and such termination resulted, directly or indirectly, from the Intentional Breach of any agreement or covenant contained in this Agreement;

(v)        this Agreement is terminated by Parent pursuant to Section 7.1(i); or

(vi)       this Agreement is terminated by Parent pursuant to Section 7.1(g) and such termination resulted, directly or indirectly, from the breach (other than an Intentional Breach) of any agreement or covenant contained in this Agreement,

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then, in any such event described in this Section 7.3(b), the Company shall pay to Parent or its designee the Company Termination Fee by wire transfer of same day funds (A) in the case of Section 7.3(b)(i), prior to or substantially contemporaneously with (and as a condition to the effectiveness of) such termination, (B) in the case of Section 7.3(b)(ii), Section 7.3(b)(iv), Section 7.3(b)(v) or Section 7.3(b)(vi) as promptly as practicable (and in any event, within two (2) business days) after such termination, or (C) in the case of Section 7.3(b)(iii) prior to or substantially contemporaneously with the consummation of the Acquisition Proposal referred to in clause (C) of Section 7.3(b)(iii); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. As used herein, “Company Termination Fee” shall mean a cash amount equal to $4,000,000; provided, however that “Company Termination Fee” shall mean $15,000,000 in the event of a termination described in clause (iv) or clause (v). Payment of the Company Termination Fee pursuant to this Section 7.3(b) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination.

(c)       In the event of any termination described in Section 7.3(b), (i) payment from the Company to Parent of the Company Termination Fee pursuant to Section 7.3(b) shall be the sole and exclusive remedy of Parent, Merger Sub or any of their respective Affiliates against the Acquired Companies and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise; and (ii) upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, other than with respect to claims for, arising out of or in connection with fraud.

(d)       In the event that:

(i)        this Agreement is terminated by the Company pursuant to Section 7.1(h) and such termination resulted, directly or indirectly, from the breach (other than an Intentional Breach) of any agreement or covenant contained in this Agreement; or

(ii)       this Agreement is terminated by the Company pursuant to Section 7.1(h) and such termination resulted, directly or indirectly, from the Intentional Breach of any agreement or covenant contained in this Agreement, then, in any such event, Parent shall pay to the Company or its designee the Parent Termination Fee by wire transfer of same day funds, it being understood that in no event shall the Parent be required to pay the Parent Termination Fee on more than one occasion. As used herein, “Parent Termination Fee” shall mean a cash amount equal to $4,000,000; provided, however, that the “Parent Termination Fee” shall mean $15,000,000 in the case of a termination described in clause (ii). Payment of the Parent Termination Fee pursuant to this Section 7.3(d) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, the Acquired Companies any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination. In the event of any termination described in this Section 7.3(d), (A) payment from Parent to the Company of the Parent Termination Fee pursuant to this Section 7.3(d) shall be the sole and exclusive remedy of the Company or any of its Affiliates against Parent and Merger Sub and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Parent Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise; and (B) upon payment of such amount(s), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, other than with respect to claims for, arising out of or in connection with fraud.

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(e)       For the benefit of Parent, in the event that the Company Termination Fee becomes payable hereunder, as promptly as reasonably practicable but in no event later than thirty (30) days following the date of this Agreement, the Company shall deliver to Parent an irrevocable letter of credit in form and substance reasonably acceptable to Parent duly executed by a financial institution reasonably acceptable to Parent in the aggregate amount of $4,000,000 (the “Letter of Credit”). The Company shall cause such Letter of Credit to remain in full force and effect until the Letter of Credit has been returned to the Company as herein provided. Parent shall not draw any amount of the Letter of Credit prior to the termination of this Agreement under circumstances under which Parent is entitled to receive the Company Termination Fee. If this Agreement is terminated (i) under circumstances under which Parent is entitled to receive the Company Termination Fee, Parent shall be entitled to draw the full amount of the Letter of Credit and apply such amount to the payment of the Company Termination Fee pursuant to Section 7.3(b) (it being understood that the terms of Section 7.3(b) shall apply to the balance of the Company Termination Fee (if any) following such application of the full amount of the Letter of Credit) or (ii) otherwise than under circumstances under which Parent is entitled to receive the Company Termination Fee, Parent shall return the Letter of Credit to the Company (or its designee).

(f)       Concurrently with the delivery of the duly executed Letter of Credit by the Company pursuant to Section 7.3(e), Parent shall cause Angel Playing Cards U.S.A., Inc., a Nevada corporation (the “Guarantor”), to deliver a duly executed limited guaranty in favor of the Company in form and substance reasonably acceptable to the Company (the “Limited Guaranty”) to guarantee the due and punctual payment of up to $4,000,000 of the Parent Termination Fee in accordance with Section 7.3(d).

(g)       The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without this Section 7.3, the Parties would not enter into this Agreement; accordingly, if the breaching Party fails to timely pay any amount due pursuant to Section 7.3 and, in order to obtain the payment, the non-breaching Party commences a Legal Proceeding which results in a judgment against the breaching Party for the Company Termination Fee or the Parent Termination Fee, as the case may be, the breaching Party shall pay the non-breaching Party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

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Section 8

MISCELLANEOUS PROVISIONS

8.1        Amendment. Prior to the Effective Time, subject to applicable Legal Requirements, this Agreement may be amended with the approval of the respective board of directors of the Company, Parent and Merger Sub at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.2        Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto; or (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if is expressly set forth in a written instrument duly executed and delivered on behalf of the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Subject in all respects to the provisions of Section 7.3, the rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by any Legal Requirement.

8.3        No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered by any Person pursuant to this Agreement shall survive the Merger.

8.4        Entire Agreement; Counterparts. This Agreement (including its Exhibits, Annexes or Schedules), the Company Disclosure Schedule, the Limited Guaranty, the Letter of Credit and the Voting Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Affiliates, with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, including by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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8.5        Applicable Legal Requirements; Jurisdiction.

(a)       This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 8.5(b), in any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Eighth Judicial District Court of the State of Nevada, in and for the county of Clark, or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court for the District of Nevada, Southern Nevada Division and any appellate court therefrom (collectively, the “Nevada Courts”); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.9. Each of the Parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Nevada Courts; (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Nevada Courts; (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Nevada Courts; and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Nevada Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)       EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (i) MAKES THIS WAIVER VOLUNTARILY AND (ii) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.5.

8.6        Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a Party without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary of Parent to act as Merger Sub, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Subsidiary; provided that such assignment shall not impede or delay the consummation of the Transactions or relieve Parent of its obligations hereunder.

8.7        No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a)(i) the right of the Company’s stockholders to receive the Merger Consideration pursuant to Section 1.5(a) following the Effective Time in accordance with the terms of this Agreement; and (ii) the right of the holders of Company Equity Awards to receive the Option Merger Consideration pursuant to Section 1.7 following the Effective Time in accordance with the terms of this Agreement; (b) the provisions set forth in Section 5.5 of this Agreement; (c) the limitations on liability of the Company Related Parties set forth in Section 7.3(c); and (d) the limitations on liability of the Parent Related Parties set forth in Section 7.3(d).

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8.8        Transfer Taxes. Except as otherwise provided in Section 1.6(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed on the Company with respect to the transfer of Shares pursuant to the Merger shall be borne by the Company and expressly shall not be a liability of holders of Shares.

8.9        Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand; (b) two (2) business days after being sent by registered mail or by courier or express delivery service; (c) if sent by email prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed; or (d) if sent by email after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that, in each case, the notice or other communication is sent to the physical or email address set forth beneath the name of such Party below (or to such other physical or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub (or following the Effective Time, the Surviving Corporation):

Angel Holdings Godo Kaisha
8-1-5 Seikadai Seika-cho, Souraku-gun

Kyoto, 619-0238

Japan
Attention: Naoki Terasawa

Email: terasawa@angelplayingcards.com

with copies (which shall not constitute notice) to:

Hogan Lovells US LLP
Attention: Christine M. Pallares
Email: christine.pallares@hoganlovells.com

Until

December 31, 2018:      875 Third Avenue

    New York, NY 10022, U.S.

From and after

January 1, 2019:           390 Madison Avenue

   New York, NY 10017, U.S.

66

and

Nishimura & Asahi
Otemon Tower, 1-1-2, Otemachi, Chiyoda-ku

Tokyo 100-8124

Japan
Attention: Hikaru Oguchi

Email: h_oguchi@jurists.co.jp

if to the Company (prior to the Effective Time):

Gaming Partners International Corporation

3945 W. Cheyenne Ave, Suite 208

N. Las Vegas, Nevada 89032

Attention: Alain Thieffry

Email: amthieff@gmail.com

with a copy (which shall not constitute notice) to:

Saul Ewing Arnstein & Lehr LLP
131 Dartmouth Street, Suite 501
Boston, MA 02116, U.S.
Attention: Steven P. Eichel
Email: steven.eichel@saul.com

8.10       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.11      Obligation of Parent. Parent shall ensure that Merger Sub duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Merger Sub under this Agreement, and Parent shall be jointly and severally liable with Merger Sub for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

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8.12      No License Implied. Neither Party shall be deemed by this Agreement to have been granted or to have granted any license or other rights to the other Party’s Intellectual Property, either expressly or by implication, estoppel or otherwise. All rights with respect to any Intellectual Property are reserved to the owner thereof in all respects.

8.13      Construction.

(a)       For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)       The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)       As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)       Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e)       The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Company:

GAMING PARTNERS INTERNATIONAL CORPORATION

By:	/s/ Alain Thieffry
Name: Alain Thieffry
Title: President

Signature Page to the Merger Agreement

Parent:

ANGEL HOLDINGS GODO KAISHA

By:	/s/ Yasushi Shigeta
Name: Yasushi Shigeta
Title: Representative Member

Merger Sub:

AGL NEVADA CORPORATION

By:	/s/ Kyotaro Morihisa
Name: Kyotaro Morihisa
Title: President, Treasurer, Secretary

Signature Page to the Merger Agreement

EXHIBIT A

DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that (i) contains confidentiality, use, standstill and other provisions that are customary for transactions similar to the Transactions and (ii) does not prohibit the Company from providing any information to Parent in accordance with Section 4.3.

“Acquired Companies” shall mean the Company and its Subsidiaries.

“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition or license of assets of the Company equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable; (B) issuance or acquisition of 20% or more of the outstanding Company Common Stock; (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock; or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock, in each case other than the Transactions.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” is defined in the preamble to the Agreement.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2012, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign anti-trust laws and all other applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Board of Directors” is defined in the Recitals of this Agreement.

A-1

“Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

“business day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York or, solely with respect to Section 1.3(a), Japan are authorized or required by Legal Requirements to be closed.

“Certificates” is defined in Section 1.6(b) of the Agreement.

“Change-of-Control Payment” is defined in Section 2.9(a)(vi) of the Agreement.

“Closing” is defined in Section 1.3(a) of the Agreement.

“Closing Date” is defined in Section 1.3(a) of the Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations.

“Company” is defined in the preamble to the Agreement.

“Company 401(k) Plans” is defined in Section 5.4(b) of the Agreement.

“Company Adverse Change Recommendation” is defined in Section 5.1(a) of the Agreement.

“Company Associate” shall mean each current or former officer or other employee, or individual who is an independent contractor, consultant or director, of or to the Company or any of its Subsidiaries.

“Company Board Recommendation” is defined in Section 2.20 of the Agreement.

“Company Common Stock” shall mean the common stock, $0.01 par value per share, of the Company.

“Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

“Company Equity Award” means any Company Option or Company SAR.

“Company Equity Plan” shall mean the 1994 Directors’ Stock Option Plan of the Company, as amended, supplemented or otherwise modified.

An Entity shall be deemed to be a “Company Investment Entity” if (a) such Entity is not a Subsidiary of the Company and (b) the Company owns, directly or indirectly, beneficially or of record, any capital stock or equity interests in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or equity interests in such Entity.

“Company IP” shall mean all (a) Company-Owned IP; and (b) Company-Licensed IP.

A-2

“Company-Licensed IP” shall mean all Intellectual Property licensed, or with respect to which rights are granted, to any Acquired Company pursuant to any IP Contract.

“Company-Owned IP” shall mean all Intellectual Property that is owned or purported to be owned by any Acquired Company, including any such Intellectual Property that is jointly owned with any other Person.

“Company-Owned Registered IP” is defined in Section 2.8(a) of the Agreement.

“Company-Licensed Registered IP” is defined in Section 2.8(a) of the Agreement.

“Company Options” shall mean all stock options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Party” is defined in Section 5.6 of the Agreement.

“Company Preferred Stock” shall mean the preferred stock, $0.01 par value per share, of the Company.

“Company Product” shall mean each product (including any equipment, accessories, hardware, software or firmware) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries.

“Company Real Property” is defined in Section 2.7(b) of the Agreement.

“Company Related Parties” is defined in Section 7.3(c) of the Agreement.

“Company Returns” is defined in Section 2.15(a) of the Agreement.

“Company SARs” shall mean all stock appreciation rights with respect to Shares (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company SEC Documents” is defined in Section 2.4(a) of the Agreement.

“Company Stockholder Meeting” is defined in Section 5.2(d) of the Agreement.

“Company Termination Fee” is defined in Section 7.3(b) of the Agreement.

“Conflict Minerals” shall mean: (i) columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten, unless the Secretary of State of the United States determines that additional derivatives are financing conflict in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo; and (ii) any other mineral or its derivatives determined by the Secretary of State of the United States to be financing conflict in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo.

A-3

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization.

“Continuing Employee” is defined in Section 5.13(a) of the Agreement.

“Confidential Information” is defined in Section 5.14(a) of the Agreement.

“Contract” shall mean any binding agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, license, sublicense, commitment or undertaking.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Copyleft Materials, that such Copyleft Materials, or other software or content incorporated into, derived from, used, or distributed with such Copyleft Materials: (i) in the case of software, be made available to any third party recipient in a form other than binary (e.g., source code) form, (ii) be made available to any third-party recipient under terms that allow preparation of derivative works, (iii) in the case of software, be made available to any third-party recipient under terms that allow software or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under law), or (iv) be made available to any third-party recipient at no license fee. Copyleft licenses include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Copyleft Materials” means any Software or content subject to a Copyleft License.

“Copyrights” is defined in the definition of Intellectual Property.

“Determination Notice” is defined in Section 5.1(b)(i) of the Agreement.

“Disclosing Party” is defined in Section 5.14(a) of this Agreement.

“DOJ” shall mean the U.S. Department of Justice.

“DOL” is defined in Section 2.16(e) of the Agreement.

“Effective Time” is defined in Section 1.3(b) of the Agreement.

“Employee Plan” shall mean (a) each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and (b) each employment, consulting, compensation, deferred compensation, bonus, commission or other cash incentive, equity or equity-based incentive, stock option, stock appreciation right, stock purchase, profit sharing, pension, retirement, supplemental retirement, severance, termination pay, supplemental unemployment, change of control or other transaction-based incentive, retention incentive, golden parachute, health and welfare, medical, hospitalization, dental, vision, death, disability, accident, vacation, sick pay, cafeteria, retiree, reimbursement, fringe benefit and other material or similar employee benefit plan, policy, program, agreement or arrangement, in each case whether written or oral, unfunded or funded, or ongoing or terminated, that is (i) sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any Company Associate (or any eligible dependent or beneficiary of such Company Associate); (ii) with respect to which the Company or any of its Subsidiaries has or may have any liability (contingent or otherwise); or (iii) to which the Company or any of its Subsidiaries is a party.

A-4

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or similar restriction of any nature.

“End Date” is defined in Section 7.1(b) of the Agreement.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, generation, use, treatment, storage, disposal, transport, investigation, remediation or handling of Hazardous Materials.

“Environmental Permit” shall mean any Governmental Authorization issued pursuant to any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which would be considered under common control with, or a single employer with, the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) or (o) of the Code or pursuant to Section 4001 of ERISA.

“Event” is defined in the definition of Material Adverse Effect.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

A-5

“Excluded Party” means any Person from whom the Company or any of its Representatives has received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, which written Acquisition Proposal the Board of Directors has determined in good faith prior to the start of the No-Shop Period Start Date (after consultation with its outside counsel and its financial advisor) is or would reasonably be expected to lead to a Superior Offer; provided, however, that a Person shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if (A) such Acquisition Proposal made by such Person prior to the start of the No-Shop Period Start Date is withdrawn (it being understood that any amendment, modification or replacement of such Acquisition Proposal shall not, in and of itself, be deemed a withdrawal of such Acquisition Proposal) or (B) such Acquisition Proposal, in the good faith determination of the Board of Directors (after consultation with its outside counsel and its financial advisor), no longer is or would reasonably be expected to lead to a Superior Offer.

“Excluded Shares” is defined in Section 1.5(a)(i) of this Agreement.

“Foreign Plan” is defined in Section 2.16(e) of this Agreement.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” is defined in Section 2.4(b) of the Agreement.

“Gaming Approvals” shall mean, collectively, the licenses, findings of suitability, approvals, consents, determinations of qualification, franchises, exemptions, waivers, concessions, entitlements, registrations, declarations, notices or filings, or other Governmental Authorizations, required to be made or obtained under any Gaming Law.

“Gaming Authority” shall mean any Governmental Body with regulatory control or jurisdiction over the manufacture, sale, distribution or operation of gaming equipment (including gaming systems), the design, operation or distribution of internet gaming services or products, the ownership or operation of any current or contemplated casinos, or any other gaming activities and operations.

“Gaming Laws” shall mean with respect to any Person, any Legal Requirement governing or relating to the manufacture, sale, software, testing, distribution or operation of gaming equipment (including gaming systems), the design, operation or distribution of internet gaming services or products, the ownership or operation of any current or contemplated casino, or online gaming products and services or other gaming activities and operations of such person and its Subsidiaries, including the rules and regulations established by any Gaming Authority.

“Governmental Authorization” shall mean any permit, license, certificate, approval, consent, grant, franchise, variance, findings of suitability, exemption, permission, clearance, registration, qualification, identification number, waiver, filing or authorization (including any Gaming Approval) issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement (including under any Gaming Law).

“Governmental Body” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, international, multinational, supranational, tribal or other government; or (c) governmental or quasi-governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit or body and any court, arbitrator or other tribunal.

A-6

“Guarantor” is defined in Section 7.3(f) of the Agreement.

“Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1976, as amended, and includes (a) any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, and (b) asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or any fraction thereof, or petroleum-derived substance or waste.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” shall mean (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, including any capital leases; (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company; (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases); (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired or deferred purchase price of property or services (other than trade accounts payable in the ordinary course); (e) net obligations of any interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements; or (f) any guaranty of any such obligations described in clauses (a) through (e) of any Person other than the Company or any of its Subsidiaries (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business consistent with past practice).

“Indemnified Persons” is defined in Section 5.5(a) of the Agreement.

“Information Privacy and Security Laws” shall mean all applicable Legal Requirements concerning the privacy, data protection, transfer or security of Personal Information, and all guidance issued by a Governmental Body (including staff reports) thereunder, including, but not limited to, the following: the EU General Data Protection Regulation (EU) 2016/679, the U.S. Health Insurance Portability and Accountability Act of 1996, as amended by the U.S. Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder, the HITECH Act and the regulations promulgated pursuant thereto, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Telephone Consumer Protection Act, Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of Personal Information, the Privacy Act of 1974, the CAN-SPAM Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, PCI DSS, state data breach notification laws, state data security laws, state social security number protection laws, any Legal Requirements pertaining to privacy or data security and any applicable Legal Requirements concerning requirements for website and mobile application privacy policies and practices, or any outbound communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing.

A-7

“Intellectual Property” shall mean all intellectual property rights throughout the world, including all U.S. and foreign rights in, arising out of or associated with (a) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”); (b) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (c) copyrights and copyrightable subject matter and all other rights corresponding thereto throughout the world (“Copyrights”); (d) trade secrets and all other confidential information, ideas, know-how, proprietary processes, protocols, specifications, techniques, data, results, plans, formulae, formulations, compositions, models, and methodologies (“Trade Secrets”); (e) domain names (“Domain Names”); (f) industrial designs; (g) all moral and economic rights of authors and inventors, however denominated; (h) all applications and registrations for the foregoing; and (i) any similar or equivalent rights to any of the foregoing (as applicable).

“Intentional Breach” shall mean with respect to any agreement or covenant of a Party in this Agreement, an action or omission taken or omitted to be taken by such Party in material breach of such agreement or covenant that the breaching Party intentionally takes (or fails to take) and with the actual knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant.

“Intervening Event” shall mean an event, occurrence, fact or change that materially affects the business, assets or operations of the Company (other than any event, occurrence, fact or change resulting from a breach of this Agreement by the Company) that was not known (or if known, the magnitude or consequences of which could not reasonably have been known) or reasonably foreseeable to the Board of Directors as of the date hereof, which event, occurrence, fact or change becomes known to the Board of Directors prior to the Effective Time, other than (i) changes in the Company Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event), (ii) any Acquisition Proposal, or (iii) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an Intervening Event).

“IP Contract” is defined in Section 2.9(a)(viii) of the Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems” shall mean computers, software (including programs and applications, object and source code, databases, algorithms, and documentation), servers, workstations, facilities, hardware, databases, firmware, middleware, platforms, websites, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) and all associated documentation, owned, licensed, leased or otherwise used by or on behalf of the Acquired Companies.

A-8

“knowledge” with respect to an Entity shall mean, with respect to any matter in question, the actual knowledge of any person serving as an “officer” (as defined in Section 16(a) of the Exchange Act) of such Entity, after reasonable inquiry under the circumstances.

“Leased Real Property” is defined in Section 2.7(b) of the Agreement.

“Legal Proceeding” shall mean any action, suit, complaint, litigation, arbitration, investigation, proceeding (including any civil, criminal, administrative or appellate proceeding) or hearing commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational, supranational or other law, statute, constitution, resolution, ordinance, common law, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASDAQ).

“Letter of Credit” is defined in Section 7.3(e) of the Agreement.

“Limited Guaranty” is defined in Section 7.3(f) of the Agreement.

“Material Adverse Effect” shall mean (a) the failure of GPI Mexicana, S.A. de C.V. to maintain as valid and in full force and effect its current Governmental Authorization under IMMEX (Industria Manufacturera, Maquiladora y de Servicio de Exportación) and (b) any state of facts, condition, development, occurrence, circumstance, change, effect or event (each, an “Event”) which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (x) the ability of the Company to consummate the Transactions on or before the End Date; or (y) the business, assets, financial condition or results of operations of the Acquired Companies, taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect for purposes of clause (y) above: (i) any change in the market price or trading volume of the Company’s stock or in the Company’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (ii) any Event resulting from the announcement, pendency or performance of the Transactions; (iii) any Event generally affecting the economy generally, or other general business, financial, market, regulatory or political conditions; (iv) any Event arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency; (v) any Event arising directly or indirectly from or otherwise relating to any outbreak or escalation of hostilities, act of terrorism, war, national or international calamity, natural disaster or any other similar event; (vi) the failure of the Company to meet internal or analysts’ expectations or projections; provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (vii) any adverse effect arising directly from, or otherwise directly relating to, any action taken by the Company at the written direction of an officer of Parent or any action expressly required to be taken by the Company pursuant to the terms of this Agreement, or any action omitted to be taken in accordance with Section 4.2(b) where the Company has requested Parent’s consent and Parent has unreasonably withheld, conditioned or delayed such consent; or (viii) any Event arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with any change in, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP) provided that any Event referred to in the foregoing clauses (iii), (iv), (v) and (viii) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect to the extent such Event materially disproportionately affects the Acquired Companies relative to other participants in the industries in which the Acquired Companies operate.

A-9

“Material Contract” is defined in Section 2.9(a) of the Agreement.

“Merger” is defined in the Recitals of this Agreement.

“Merger Consideration” is defined in Section 1.5(a)(ii) of the Agreement.

“Merger Sub” is defined in the preamble to the Agreement.

“NASDAQ” shall mean The NASDAQ Global Market.

“Nevada Courts” is defined in Section 8.5(a) of the Agreement.

“No-Shop Period Start Date” is defined in Section 4.3(a) of the Agreement.

“Non-Withholding Option” is defined in Section 1.7(c) of the Agreement.

“NRS” is defined in the Recitals to this Agreement.

“NSB” shall mean ZB, N.A., doing business as Nevada State Bank.

“NSB Indebtedness” shall mean any and all Indebtedness incurred by the Company or its Subsidiaries pursuant to or in connection with the NSB Loan Documents.

“NSB Loan Documents” shall mean, in each case, as amended, supplemented or otherwise modified, (i) the Credit Agreement, dated as of June 26, 2015, between the Company, as borrower, and NSB, as lender, (ii) the Pledge and Security Agreement and Irrevocable Proxy, dated as of June 26, 2015, granted by the Company and Gaming Partners International USA, Inc. in favor of NSB, (iii) the Guaranty, dated as of June 26, 2015, granted by Gaming Partners International USA, Inc. and Gaming Partners International Asia Limited in favor of NSB and (iii) any other document, instrument or agreement entered into pursuant to or in connection with each of the foregoing.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For avoidance of doubt, Open Source Licenses include Copyleft Licenses.

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“Open Source Materials” means any Software or content subject to an Open Source License.

“Option Merger Consideration” is defined in Section 1.7(a) of the Agreement.

“Outstanding Company Option” is defined in Section 1.7(a) of the Agreement.

“Outstanding Company SAR” is defined in Section 1.7(b) of the Agreement.

“Owned Real Property” is defined in Section 2.7(a) of the Agreement.

“Parent” is defined in the preamble to the Agreement.

“Parent Material Adverse Effect” shall mean any Event that would or would reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay Parent’s or Merger Sub’s ability to consummate the Transactions in a timely manner on the terms set forth herein.

“Parent Plan” is defined in Section 5.13 of the Agreement.

“Parent Related Parties” is defined in Section 7.3(d) of the Agreement.

“Parent Termination Fee” is defined in Section 7.3(d) of the Agreement.

“Parties” shall mean Parent, Merger Sub and the Company.

“Patents” is defined in the definition of Intellectual Property.

“Paying Agent” is defined in Section 1.6(a) of the Agreement.

“Paying Agent Agreement” is defined in Section 1.6(a) of the Agreement.

“Payment Fund” is defined in Section 1.6(a) of the Agreement.

“Payoff Letter” is defined in Section 5.12 of the Agreement.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

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“Permitted Encumbrance” shall mean (a) any Encumbrance for Taxes that are not due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP in the Company’s latest financial statements included in the Company SEC Documents; (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business consistent with past practice for amounts that are not overdue or which are being contested in good faith by appropriate proceedings; (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract; (d) in the case of the Company Real Property, Encumbrances that are easements, rights-of-way, encroachments, restrictive covenants, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business consistent with past practice and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use) or occupancy, utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location; and (e) zoning, entitlement, building, municipal bylaws and other land use regulations, in each case, and imposed by Governmental Bodies having jurisdiction over such real property, that are not violated by the current use and operation of the Company Real Property and which do not, individually or in the aggregate, materially impair the value or current use and operation of the affected Company Real Property.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” shall mean any information, in any form, that: (i) relates to an individual or that identifies or could reasonably be used to identify an individual; (ii) is governed, regulated or protected by one or more Information Privacy and Security Laws; or (iii) is covered by PCI DSS.

“Pre-Closing Period” is defined in Section 4.1(a) of the Agreement.

“Proxy Statement” is defined in Section 5.2(a) of the Agreement.

“Real Property Lease” is defined in Section 2.7(b) of the Agreement.

“Receiving Party” is defined in Section 5.14(a) of the Agreement.

“Receiving Party’s Group” is defined in Section 5.14(b) of the Agreement.

“Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the indoor or outdoor environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, abatement, monitoring, sampling and analysis, installation, reclamation, closure or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“Sanctions and Export Authority” is defined in Section 2.13(b) of the Agreement.

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“Sarbanes-Oxley Act” is defined in Section 2.4(a) of the Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” is defined in the Recitals to this Agreement.

“Stockholder Approval” is defined in Section 2.25 of this Agreement.

“Special Committee” is defined in the Recitals to this Agreement.

“Software” shall mean software in either source code or object code form.

“Specified Agreement” is defined in Section 7.1(f) of the Agreement.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Offer” shall mean a bona fide written Acquisition Proposal made after the date hereof that the Board of Directors determines, in its good-faith judgment, after consultation with outside legal counsel and its financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing, termination fees, any expense reimbursement provisions and whether such Acquisition Proposal is fully financed) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in the their capacity as such) than the Transactions and taking into account all legal, regulatory and financing aspects (including certainty of closing, termination fees, any expense reimbursement provisions and whether such Acquisition Proposal is fully financed) (including after giving effect to proposals, if any, made by Parent pursuant to Section 5.1(b)(i)); provided, however, that for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “80%”; provided, further, however, that a “Superior Offer” must include a cash price per share of at least $15.13 and provide that the Person making such Superior Offer will pay directly to Parent, on behalf of the Company, the Company Termination Fee in accordance with Section 7.3(b) of the Agreement.

“Surviving Corporation” is defined in Section 1.1 of the Agreement.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations, including the “acquisition of controlling interest” statutes set forth in Sections 78.378 through 78.3793 of the NRS, inclusive, and the “combinations with interested stockholders” statutes set forth in Sections 78.411 through 78.444 of the NRS, inclusive.

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“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, alternative or minimum tax, ad valorem tax, transfer tax, stamp tax, sales tax, gaming tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, duty (including any customs duty) or other tax or charge of any kind whatsoever, including any charge or amount (including any fine, penalty or interest) related thereto, imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, form, election, certificate or other document or information filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax and any attachments thereto or amendments thereof.

“Trademarks” is defined in the definition of Intellectual Property.

“Trade Secrets” is defined in the definition of Intellectual Property.

“Transactions” shall mean (a) the execution and delivery of the Agreement; and (b) all of the transactions contemplated by the Agreement, including the Merger.

“Treasury Regulations” shall mean the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Voting Agreement” is defined in the Recitals to this Agreement.

“WARN” is defined in Section 2.16(c) of the Agreement.

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